UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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RESMED INC.

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Dear Stockholder,

We cordially invite you to attend the ResMed Inc. annual stockholders meeting on Thursday, November 19, 2015, at 3:00 p.m. US Pacific Time (Friday, November 20, 2015, at 10:00 a.m. Australian Eastern Time) in ResMed’s corporate office located at 9001 Spectrum Center Blvd., San Diego, California 92123 USA.

Your vote is important. We are promoting the use of the internet to provide proxy materials to stockholders, as we believe this is an efficient, cost-effective and environmentally responsible method for facilitating our annual meeting. Please read “VOTING INSTRUCTIONS AND GENERAL INFORMATION – Voting by Attending our Annual Meeting” in the proxy statement.

Very truly yours,

Peter C. Farrell

Chairman of the Board

Notice of annual meeting of stockholders of ResMed Inc.

Date:	Thursday, November 19, 2015 at 3:00 p.m. US Pacific Time

Friday, November 20, 2015, at 10:00 a.m. Australian Eastern Time

Location:	ResMed’s corporate office

9001 Spectrum Center Blvd.

San Diego, California 92123

USA

Items of business:	1.

Elect three directors, each to serve until our 2018 annual meeting and until their successors are elected and qualified. The nominees for election as directors at the 2015 annual meeting are Peter Farrell, Gary Pace, and Ron Taylor.

2.	Ratify our selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2016.

3.	Approve, on an advisory basis, the compensation paid to our named executive officers, as disclosed in this proxy statement.

4.	Transact other business that may properly come before the meeting.

Record date:	You are entitled to vote only if you were a ResMed stockholder at the close of business on September 22, 2015, at 4:00 p.m. US Eastern Time.

Meeting admission:

Stockholders are cordially invited to attend the annual meeting. If you plan to attend the meeting, you will need proof of share ownership as of 4:00 p.m. US Eastern Time on Tuesday, September 22, 2015, together with photo identification. If your shares are not registered in your name, you must bring proof of share ownership (such as a recent bank or brokerage firm account statement, together with proper identification) in order to be admitted to our annual meeting. Please also note that if your shares are not registered in your name and you wish to vote at our annual meeting, you must bring to our annual meeting a legal proxy from the record holder of the shares, which is the broker or other nominee, authorizing you to vote at our annual meeting.

If you cannot attend the meeting in person, you may vote your shares by toll-free number, by internet, or, if this proxy statement was mailed to you, by completing and signing the accompanying proxy card and promptly returning it in the envelope provided. Please read Voting instructions and general information in the proxy statement.

By order of the board of directors,

David Pendarvis

Secretary

Voting instructions and general information

Why am I receiving these materials?

ResMed’s board of directors is soliciting your proxy to vote at our 2015 annual meeting of stockholders and any continuation, postponement or adjournment of the meeting. The meeting is scheduled for Thursday, November 19, 2015, at 3:00 p.m. US Pacific Time (Friday November 20, 2015, at 10:00a.m. Australian Eastern Time) in ResMed’s corporate office located at 9001 Spectrum Center Blvd., San Diego, California 92123 USA. If you held shares of our stock on September 22, 2015, we invite you to attend the annual meeting and vote on the proposals described below under the heading “What am I voting on?” You do not need to attend the annual meeting to vote your shares. Instead, you may vote over the internet, by telephone, or complete, sign, date, and return the enclosed proxy card by mail.

When and where are proxy materials available?

We expect to first make this proxy statement available to our stockholders and our holders of Clearing House Electronic Subregister System, or CHESS, Units of Foreign Securities on the internet, and to mail notice and access materials on or about October 10, 2015. Our annual report on Form 10-K was filed with the US Securities and Exchange Commission, or SEC, on August 7, 2015. You can review our 10-K on our website, at www.resmed.com, and at the website where our proxy materials are posted, at www.proxyvote.com and www.investorvote.com.au.

Please access and review the proxy materials before voting.

Voting instructions

What am I voting on?

There are three proposals scheduled to be voted on at the annual meeting:

1.	Elect three directors identified in this proxy statement to serve until our 2018 annual meeting and until their successors are elected and qualified;

2.	Ratify our appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2016; and

3.	Approve, on an advisory basis, the compensation we paid to our named executive officers, as described in this proxy statement.

How does the board recommend that I vote?

Our board recommends that you vote:

1.	FOR electing each of the three directors;

2.	FOR ratifying our appointment of KPMG LLP as independent registered public accounting firm; and

3.	FOR, on an advisory basis, approving the compensation we paid to our named executive officers.

Who can vote at the annual meeting?

You are entitled to vote or direct the voting of your ResMed shares if you were a stockholder of record, a beneficial owner of shares held in street name, or a holder of CHESS Units of Foreign Securities, as of 4:00 p.m. US Eastern Time, on September 22, 2015, the record date for our annual meeting. As of the record date, there were 139,638,413 shares of ResMed common stock outstanding, excluding treasury shares. Treasury shares will not be voted. Each stockholder has one vote for each share of common stock held on the record date. As summarized below, there are some distinctions between shares held of record, those owned beneficially in street name, and those held through CHESS Units of Foreign Securities.

What does it mean to be a stockholder of record?

If, on the record date, your shares of common stock were registered directly in your name with our transfer agent, Computershare, then you are a “stockholder of record.” As a stockholder of record, you may vote in person at the annual meeting or vote by proxy. Whether or not you plan to attend the annual meeting, we urge you to vote by the internet, by telephone, or to fill out and return the enclosed proxy card, to ensure your vote is counted.

What does it mean to beneficially own shares in “street name?”

If, on the record date, your shares of common stock were held in an account at a broker, bank, or other financial institution (we will refer to those organizations collectively as a “broker”), then you are the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by your broker. The broker holding your account is considered the stockholder of record for purposes of voting at our annual meeting. As the beneficial owner, you have the right to direct your broker on how to vote the shares in your account. As a beneficial owner, you are invited to attend the annual meeting. But because you are not a stockholder of record, if you want to vote your shares in person at the annual meeting, you must request and obtain a valid proxy from your broker giving you that right, and must satisfy the annual meeting admission criteria described below.

Your broker is not permitted to vote on your behalf on any matter to be considered at the annual meeting (other than ratifying our appointment of KPMG) unless you specifically instruct the broker how to vote. We encourage you to communicate your voting decisions to your broker before the annual meeting date to ensure that your vote will be counted.

What does it mean to be a holder of CHESS Units of Foreign Securities?

CHESS Units of Foreign Securities are depositary interests issued by ResMed through CHESS, and traded on the Australian Securities Exchange, or ASX. The depositary interests are frequently called “CUFS”, or “CDIs.” If you own ResMed CUFS or CDIs, then you are the beneficial owner of one ResMed common share for every ten CUFS or CDIs you own. Legal title is held by CHESS Depositary Nominees Pty Limited. CHESS Depositary Nominees is considered the stockholder of record for purposes of voting at our annual meeting. As the beneficial owner, you have the right to direct CHESS Depositary Nominees on how to vote the shares in your account. As a beneficial owner, you are invited to attend the annual meeting. But because you are not a stockholder of record, if you want to vote your shares in person at the annual meeting, you must request and obtain a valid proxy from CHESS Depositary Nominees giving you that right, and must satisfy the annual meeting admission criteria described below.

You will receive a notice from Computershare allowing you to deliver your voting instructions over the internet. In addition, you may request paper copies of the proxy statement and voting instructions by following the instructions on the notice provided by Computershare.

Under the rules governing CUFS and CDIs, CHESS Depositary Nominees are not permitted to vote on your behalf on any matter to be considered at the annual meeting unless you specifically instruct CHESS Depositary Nominees how to vote. We encourage you to communicate your voting decisions to CHESS Depositary Nominees before the annual meeting date to ensure that your vote will be counted.

How do I vote my shares before the annual meeting?

Holders of common stock listed on the New York Stock Exchange, or NYSE. If you are a holder of common stock listed on the NYSE, you may vote before the meeting by submitting a proxy. The method of voting by proxy differs (1) depending on whether you are viewing this proxy statement on the internet or on a paper copy, and (2) for shares held as a record holder and shares held in “street name.” You may request paper copies of the proxy statement and proxy card by following the instructions on the notice described below.

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Holders of record. If you hold your shares of common stock as a record holder and you are viewing this proxy statement on the internet, you may vote by submitting a proxy over the internet by following the instructions on the website referred to in the notice of internet availability of proxy materials previously mailed to you. If you hold your shares of common stock as a record holder and you are reviewing a paper copy of this proxy statement, you may vote your shares by completing, dating and signing the proxy card that was included with the proxy statement and promptly returning it in the pre-addressed, postage-paid envelope provided to you, or by using the toll-free number, or by submitting a proxy over the internet using the instructions on the proxy card.

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Shares held in “street name”. If you hold your shares of common stock in street name, you will receive a notice from your broker with instructions on how to vote your shares. Your broker will allow you to deliver your voting instructions over the internet.

Holders of CUFS or CDIs listed on the ASX. If you hold our CUFS or CDIs, you will receive a notice from Computershare, which will allow you to make your voting instructions over the internet. In addition, you may request paper copies of the proxy statement and voting instructions from Computershare by following the instructions on the notice provided by Computershare.

Internet voting closes in the US at 11:59 p.m., November 18, 2015 US Eastern Time for shares traded on the NYSE, and 10:00 a.m., November 18, 2015 Australian Eastern Time for holders of CHESS Units of Foreign Securities listed on the ASX.

How do I vote in person at the annual meeting?

If you attend our annual meeting and want to vote in person, you may vote your shares in person by requesting a ballot at our annual meeting. You will need to have proof of ownership and valid photo identification with you for admission to our annual meeting. Please note, however, that if your shares are held in street name, or if you hold CUFS or CDIs, you must bring a legal proxy from the record holder of the shares (which is the broker, other nominee, or CHESS nominee), authorizing you to vote at our annual meeting.

How can I revoke my proxy or change my vote?

You may revoke your proxy and change your vote at any time before the proxy is exercised by any of the following methods:

Holders of record

•	Delivering written notice of revocation to our secretary at our principal executive office located at 9001 Spectrum Center Boulevard, San Diego, California 92123 USA;

•	Delivering another timely and later dated proxy to our secretary at our principal executive office located at 9001 Spectrum Center Boulevard, San Diego, California 92123 USA;

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Revoking by internet or by telephone before 11:59 p.m. US Eastern Time on November 18, 2015, for shares traded on the NYSE and 10:00 a.m. Australian Eastern Time on November 18, 2015, for holders of CHESS Units of Foreign Securities listed on the ASX; or

•	Attending the 2015 annual meeting and voting in person by written ballot. Please note that your attendance at the meeting will not revoke your proxy unless you actually vote at the meeting.

Stock held by brokers, banks and nominees; and CUFS or CDIs

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You must contact your broker, bank or other nominee to obtain instructions on how to revoke your proxy or change your vote. You may also obtain a “legal proxy” from your broker, bank or other nominee to attend our annual meeting and vote in person by written ballot.

What happens if I return the proxy card to ResMed but do not make specific choices?

If you return a signed, dated proxy card to us with a choice specified on a voting matter, we will vote your shares according to your choice. If you return a signed, dated proxy card to us but do not make specific choices, we will vote your shares as follows: (1) FOR each of the three nominees to our board indentified in this proxy statement; (2) FOR ratifying our selection of KPMG; and (3) FOR approving, on a non-binding, advisory basis, the compensation we paid our named executive officers.

What does it mean if I received more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

General information

What are broker non-votes and how are they counted?

If your broker holds your common stock in street name and you have not provided your broker with voting instructions, your broker may vote your shares in its discretion on proposals NYSE rules consider “routine.” The only proposal considered “routine” in our meeting is the proposal to ratify the selection of our independent registered public accounting firm. If you do not provide direction to your broker for that proposal, your broker may exercise its discretion to vote your shares. The election of directors and the advisory vote on executive compensation are not considered “routine”, and brokers do not have discretionary authority to vote on these matters without your direction. You must indicate to your broker how you wish to vote on any non-routine matter with respect to any shares you hold in street name or they will be considered a “broker non-vote.”

Broker non-votes will not affect the outcome of the election of our directors or the advisory vote regarding our executive compensation, as these matters are generally determined based on the number of votes cast and broker non-votes are not considered votes cast.

Your vote is important. Please submit your proxy, or provide instructions to your brokerage firm, bank or the CHESS Depositary Nominees. This will ensure that your shares are voted at our annual meeting.

How many shares must be present or represented to conduct business at the annual meeting?

A quorum of stockholders is necessary to hold a valid annual meeting. A quorum will be present if a majority of the outstanding shares entitled to vote are represented at our annual meeting. Shares represented by proxies that reflect abstentions or broker non-votes will be counted as shares represented at our annual meeting for purposes of determining a quorum. If there are insufficient votes to constitute a quorum at the time of the annual meeting, we may adjourn the annual meeting to solicit additional proxies.

On the record date we had outstanding 139,638,413 shares of common stock (excluding treasury shares), the holders of which are entitled to one vote per share. Accordingly, an aggregate of 139,638,413 votes may be cast on each matter to be considered at our annual meeting, and at least 69,819,207 shares must be represented at the meeting to have a quorum.

What is the voting requirement to approve each of the proposals?

Proposal 1 – Directors will be elected by a majority of the votes cast in person or by proxy, which means that the number of votes cast “for” a candidate for director must exceed the number of votes cast “against” that candidate. Abstentions and broker non-votes do not count as a vote cast either “for” or “against” and will not affect the outcome of the election.

Under our board’s policy, in uncontested elections, an incumbent director nominee who does not receive the required votes for re-election will continue to serve, but is expected to tender a resignation to the board. The nominating and governance committee, or another duly authorized committee of the board, will decide whether to accept or reject the tendered resignation, generally within 90 days after the election results are certified. We will publicly disclose the board’s decision on the tendered resignation and the rationale behind the decision.

Proposal 2 – The proposal to ratify our selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2016 requires the affirmative vote of a majority of the aggregate votes cast in person or by proxy. Abstentions will not affect the outcome of this proposal. Brokers generally have discretionary authority to vote on the ratification of our independent registered public accounting firm, so we do not expect broker non-votes to result from the vote on proposal 2. Any broker non-votes that may result will not affect the outcome of this proposal.

Proposal 3 – The advisory vote to approve our executive compensation (“say on pay” vote) requires the affirmative vote of a majority of shares cast in person or by proxy. Abstentions and broker non-votes will not affect the outcome of this proposal. As an advisory vote, the results of this vote will not be binding on the board or the company. However, the board values the opinions of our stockholders and will consider the outcome of the vote when making future decisions on our named executive officers’ compensation, and on our executive compensation principles, policies and procedures.

Who pays the costs of proxy solicitors?

The cost of soliciting proxies will be borne by us. After the original delivery of the notice and other proxy soliciting material, further solicitation of proxies may be made by mail, telephone, facsimile, electronic mail, and personal interview by our regular employees, who will not receive additional compensation for the solicitation. We will also request that brokerage firms and other nominees or fiduciaries deliver the notice and proxy soliciting material to beneficial owners of the stock held in their names, and we will reimburse them for reasonable out-of-pocket expenses they incur.

How can I see a list of stockholders?

Under Delaware law, a list of stockholders entitled to vote at our annual meeting will be available at the meeting and for ten days before our annual meeting in our principal executive office, located at 9001 Spectrum Center Boulevard, San Diego, California, 92123 USA, between the hours of 9:00 a.m. and 4:00 p.m. US Pacific Time.

How will I receive my proxy materials?

We are furnishing proxy materials (proxy statement and annual report on Form 10-K) to our stockholders by the internet, instead of mailing printed copies of proxy materials to each stockholder. Accordingly, we are sending a notice of internet availability of proxy materials to our stockholders of record. If your shares are listed in street name on the NYSE, brokers who hold shares on your behalf will send you their own similar notice. If you hold CUFS or CDIs listed on the ASX, you will receive your notice from Computershare. If you received the notice by mail, you will not automatically receive a printed copy of the proxy materials in the mail. Instead, the notice tells you how to use the internet to access and review this proxy statement, our annual report on Form 10-K, and proxy voting card. The notice also tells you how you may submit your proxy via the internet.

Our proxy materials explain how you may request to receive your materials in printed form on a one-time or ongoing basis. Certain stockholders who have previously given us a permanent request to receive a paper copy of our proxy materials will be sent paper copies in the mail.

Proposals

Proposal 1: Election of directors

Our bylaws authorize a board of directors with between one and thirteen members, with the exact number to be specified by the board from time to time. Our board has currently authorized eight directors.

Our board is divided into three classes. One class is elected every year at our annual meeting for a term of three years. The class of directors whose term expires in 2015 has three members: Peter Farrell, Gary Pace, and Ron Taylor. Accordingly, three directors are to be elected at this annual meeting, who will hold office until the 2018 annual meeting or until the director’s earlier death, disability, resignation, or removal.

On the nominating and governance committee’s recommendation, our board has nominated Peter Farrell, Gary Pace, and Ron Taylor as directors at this annual meeting. We are soliciting proxies in favor of these nominees and proxies will be voted for them unless the proxy otherwise specifies. If Peter Farrell, Gary Pace, or Ron Taylor becomes unable or unwilling to serve as director, the proxies will be voted for the election of such other person, if any, that the board designates.

Information concerning the nominees for director and the other directors who will continue in office after our annual meeting is set forth below:

Director	Current term expiration	Age as of September 22, 2015	Position
Peter Farrell	2015	73	Founder, chairman of the board, and nominee for re-election
Gary Pace	2015	67	Director, and nominee for re-election
Ron Taylor	2015	67	Lead director, and nominee for re-election
Carol Burt	2016	57	Director
Rich Sulpizio	2016	65	Director
Michael Farrell	2017	43	Chief executive officer
Chris Roberts	2017	61	Director
Jack Wareham	2017	74	Director

The following biographical information is furnished with regard to our directors (including nominees) as of September 22, 2015.

Nominees for election at our annual meeting to serve for a three-year term expiring at the 2018 annual meeting:

Peter Farrell is the founder and chairman of the board of ResMed and has been chairman and a director since our inception in June 1989.

Dr. Farrell also served as chief executive officer from July 1990 until December 2007, and from February 2011 until March 2013. Dr. Farrell served as executive chairman of the board from December 2007 until February 2011, and from March 2013 through December 2013. Since January 1, 2014, he has been a non-officer employee of ResMed.

From July 1984 to June 1989, Dr. Farrell served as vice president, research and development at various subsidiaries of Baxter International, Inc., and from August 1985 to June 1989, he also served as managing director of the Baxter Center for Medical Research Pty Ltd., a Baxter subsidiary. From January 1978 to December 1989, he was foundation director of the Graduate School for Biomedical Engineering at the University of New South Wales, where he currently serves as a visiting professor and as chairman of the UNSW Centre for Innovation and Entrepreneurship. He also serves on the Visiting Committee of the Health Sciences & Technology Program at the Massachusetts Institute of Technology and on the MIT Dean of Engineering’s Advisory Council.

Dr. Farrell serves on two faculty advisory boards at the University of California, San Diego: the Rady Business School and the Jacobs Engineering School. He holds a B.E. in chemical engineering with honors from the University of Sydney, an S.M. in chemical engineering from the Massachusetts Institute of Technology, a Ph.D. in chemical engineering and bioengineering from the University of Washington, Seattle and a D.Sc. from the University of New South Wales for research contributions in the field of treatment with the artificial kidney.

Since 2005, Dr. Farrell has been a director of NuVasive, Inc., a NASDAQ-listed company which develops and markets products for the surgical treatment of spine disorders. From 2007 through 2014, he was the non-executive chairman of the board of QRx Pharma, a specialty pharmaceutical company.

Dr. Farrell is a fellow or honorary fellow of several professional bodies, including being a member of the National Academy of Engineering, to which he was elected in 2012. Dr. Farrell was named 1998 San Diego Entrepreneur of the Year for Health Sciences, Australian Entrepreneur of the Year in 2001 and US National Entrepreneur of the Year for Health Sciences in 2005. Dr. Farrell joined the Executive Council of the Division of Sleep Medicine at Harvard Medical School in 1998, served as vice chairman from 2000 until 2010 when he became chairman; he served in that capacity until May 2013. In 2012, he joined the board of trustees of the Scripps Research Institute.

Dr. Farrell’s son, Michael Farrell, is our chief executive officer and one of our directors.

Dr. Farrell’s role as our founder and chief executive officer for over 20 years provides him with a unique and deep understanding of our operations, technology and industry. In addition, his background reflects significant executive experience with other publicly-held medical technology companies and public company governance experience and training. This experience and training includes more than seven years of experience on the nominating and governance committee and one year of experience on the compensation committee of NuVasive, as well as coursework specific to corporate governance from the Harvard Business School. Dr. Farrell’s experience and skills led our board to the conclusion that he should serve as a director.

Gary Pace has served as our director since July 1994. He is a member of our nominating and governance committee and our compensation committee.

Dr. Pace is currently a director of Transition Therapeutics, a NASDAQ and TSX-listed company developing new therapies, and a director of Pacira Pharmaceuticals, a NASDAQ-listed specialty pharmaceutical company developing non-opioid products for post-surgical pain control. He is also a founder and director of Sova Pharmaceuticals, Inc., a privately-held pharmaceutical development company targeting central sleep apnea.

Dr. Pace was a co-founder and director of QRxPharma Limited, a specialty pharmaceutical company, from 2002 to 2014. From 1995 to 2001, Dr. Pace was president and chief executive officer of RTPPharma, a developer of nano- articulate technology. From 2000 to 2002, Dr. Pace was chairman and chief executive officer of Waratah Pharmaceuticals Inc., a spin-off company from RTPPharma. From 1993 to 1994, Dr. Pace was the founding president and chief executive officer of Transcend Therapeutics Inc. (formerly Free Radical Sciences Inc.), a biopharmaceutical company. From 1989 to 1993, he was senior vice president of Clintec International, Inc., a Baxter/Nestle joint venture and manufacturer of clinical nutritional products.

Dr. Pace holds a B.Sc. with honors from the University of New South Wales and a Ph.D. from Massachusetts Institute of Technology. He is a fellow of the Australian Academy of Technological Sciences and Engineering.

Dr. Pace’s background reflects significant executive and operational experience in publicly-held pharmaceutical companies as well as scientific knowledge and directorial and governance experience. In 2011 the Corporate Directors Forum honored Dr. Pace as “Director of the Year in Corporate Governance.” His experience includes more than five years of service on the compensation committee of Peplin Inc., a specialty pharmaceutical company focused on advancing and commercializing innovative medical dermatology products listed on the ASX, seven years’ experience on the nominating and governance and compensation committees of Celsion Corp., an oncology drug development company listed on NASDAQ, and eight years’ experience as lead director and a member of the compensation and audit committees of Transition Therapeutics.

Dr. Pace’s executive and operational experience and skills led our board to the conclusion that he should serve as a director. In addition, the board believes Dr. Pace’s lengthy tenure as a director of ResMed provides valuable depth of understanding of ResMed and its business environment, and continuity with board decisions and discussions. The board also believes that directors with longer tenure are more willing to criticize and challenge management, thus providing more independence. The board also believes that Dr. Pace’s background and ongoing experience in pharmaceutical areas provides an important resource for the board.

Ron Taylor has served as our director since January 2005 and our independent lead director since July 1, 2013. He is chair of our nominating and governance committee and a member of our compensation committee.

In 1987, Mr. Taylor founded Pyxis Corporation, a manufacturer of automated drug dispensers for hospitals, where he served as chairman, president, and chief executive officer until its purchase by Cardinal Health, Inc., in 1996. For six years before founding Pyxis, Mr. Taylor was responsible for operations and international sales at Hybritech, Inc., a biotechnology company. Before joining Hybritech, he served over 10 years in management roles at Allergan Pharmaceuticals.

Mr. Taylor is a director of Allergan plc, a NYSE-listed specialty pharmaceutical company. From 1998 through 2014, he served as a member of the Red Lion Hotels governance, compensation and audit committees. From 2002 until his appointment to the ResMed board in 2005, he served as chairman of the ResMed Foundation.

Mr. Taylor received a B.A. from the University of Saskatchewan and an M.A. from the University of California, Irvine.

Mr. Taylor’s background reflects significant executive and operational experience with publicly-held medical technology and pharmaceutical companies, including experience in evaluating and investing in healthcare companies as a partner in a venture capital firm, and public company governance experience. He has been a director of approximately 20 public and privately held companies over the past 27 years. In addition, he has more than 15 years of experience as a member of the Red Lion Hotels governance, compensation and audit committees, and more than 20 years of experience as a member of the Actavis audit, compensation and governance committees. Mr. Taylor’s experience and skills led our board to the conclusion that he should serve as a director.

BOARD RECOMMENDATION

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE THREE NOMINEES TO THE BOARD OF DIRECTORS.

Directors continuing in office until our 2016 annual meeting

Carol Burt has served as our director since November 2013. She is a member of our audit committee.

Ms. Burt has been a principal of Burt-Hilliard Investments since 2008, and since January 2013, serves on the operating council for Consonance Capital Partners, a New York-based private equity firm focused on the healthcare industry. Ms. Burt was formerly an executive of WellPoint, Inc., where she served from 1997 to 2007, most recently as WellPoint’s senior vice president, corporate finance and development. In her time at Wellpoint, Ms. Burt was responsible for, among other things, corporate strategic planning and execution, mergers and acquisitions, strategic investments, finance, treasury, and real estate management. In addition, Wellpoint’s financial services and international insurance business units reported to her.

Before joining WellPoint, Ms. Burt was senior vice president finance and treasurer at American Medical Response, a medical transportation company. Ms. Burt also spent 16 years at Chase Securities, Inc. (now JP Morgan), most recently as founder, managing director, and head of the healthcare investment banking group.

Ms. Burt serves on the board of WellCare Health Plans, Inc., a publicly-held managed care company focused on government-sponsored healthcare programs including Medicare and Medicaid plans; and Envision Healthcare, a publicly-held company providing integrated facility-based physician services, medical transportation services and comprehensive patient care management. Ms. Burt chairs WellCare’s compensation committee, and serves on the audit and finance and nominating and governance committees. She also serves on Envision’s audit, finance and executive committees and chairs the nominating and governance committee. Previously, Ms. Burt served on the board of Vanguard Health Systems, Inc. and Transitional Hospitals Corporation.

Ms. Burt graduated magna cum laude, from the University of Houston, earning a Bachelor of Business Administration.

Ms. Burt’s skills and experience, particularly her over 30 years of experience in operations, strategy, corporate finance and investment banking in the health insurance, healthcare services and financial services industries, combined with her board experience, led our board to the conclusion that she should serve as a director.

Rich Sulpizio has served as our director since August 2005. He is chair of our compensation committee.

Mr. Sulpizio retired as President and COO of Qualcomm, Inc. in 2001. He served on Qualcomm’s board of directors from 2000 until 2007. Mr. Sulpizio joined Qualcomm in 1991 and in 1994, was appointed president of Qualcomm Wireless Business Solutions. Four years later, he became Qualcomm’s President and COO. In 2002, he re-joined Qualcomm to serve as interim president of Qualcomm China and then took the helm of Qualcomm Europe in 2004. He was appointed as interim president in 2005 of MediaFLO USA, Inc. (now FLO TV Incorporated), a wholly-owned subsidiary of Qualcomm, and was chartered with overseeing the development and deployment of MediaFLO technology and bringing multimedia services to the wireless industry. Mr. Sulpizio’s last assignment, from December 2009 to November 2013, was President and CEO of Qualcomm Enterprise Services (QES), a division of Qualcomm, Inc., which was sold to a private equity firm.

Before joining Qualcomm, Mr. Sulpizio worked at Unisys Corporation and Fluor Corporation.

Mr. Sulpizio currently serves as a director of CA, Inc., an information technology management software company. He also serves as an honorary board member of the advisory board of the University of California San Diego’s Sulpizio Family Cardiovascular Center. Mr. Sulpizio holds a B.A. from California State University, Los Angeles, and an M.S. in Systems Management from the University of Southern California. Mr. Sulpizio’s background reflects significant executive and operational experience with publicly-held technology companies, including his service as the president and chief operating officer of Qualcomm, and seven years as a member of the Qualcomm board’s strategic committee. In addition, Mr. Sulpizio also serves as a member of the compensation and governance committees of CA Technologies. In 2015 the Corporate Directors Forum honored Mr. Sulpizio as “Director of the Year in Corporate Governance.” Mr. Sulpizio’s experience and skills led our board to the conclusion that he should serve as a director.

Directors continuing in office until our 2017 annual meeting

Michael Farrell has served as our director since March 1, 2013.

Mr. Farrell has been our chief executive officer and a director since March 1, 2013. Before that appointment, he served as our president – Americas from May 2011; our senior vice president, strategic business unit – sleep from July 2007 to May 2011; our vice president, marketing for the Americas from June 2005 through July 2007; and before that was our vice president, business development.

Before joining ResMed in September 2000, Mr. Farrell worked in management consulting and biotechnology, as well as in chemicals and steel manufacturing at Arthur D. Little, Genzyme Corporation, The Dow Chemical Company, and BHP Billiton.

Mr. Farrell serves on the board of directors of Zimmer Biomet (NYSE: ZBH), a multi-billion dollar public company that provides implantable musculoskeletal medical devices for patients globally. Mr. Farrell is a member of the Compensation and Management Development committee as well as the Research, Innovation and Technology committee at Zimmer Biomet. Mr. Farrell serves on the ResMed board of directors as well as on the board of directors of the Advanced Medical Technology Association (AdvaMed), based in Washington, DC. Mr. Farrell volunteers as a trustee for two non-profit organizations, the La Jolla Playhouse and the Museum of Man, in his home town of San Diego, California.

Mr. Farrell holds a bachelor of engineering, with first-class honors, from the University of New South Wales, a master of science in chemical engineering from the Massachusetts Institute of Technology, and an M.B.A. from the MIT Sloan School of Management.

Mr. Farrell’s father, Dr. Peter Farrell, is our founder and chairman of the board.

Mr. Farrell was appointed to serve as a director on the board effective March 1, 2013, at the same time he was appointed as chief executive officer. Mr. Farrell does not serve on any of the ResMed board’s committees, but he serves on the compensation and management development, and research, innovation and technology committees at Zimmer Biomet. Mr. Farrell’s skills and more than 15 years’ experience with ResMed and over 20 years’ experience with technology and healthcare industries provides him with a unique and deep understanding of our operations, technology and market, and led our board to the conclusion that he should serve as a director. In addition, the board believes it appropriate for the chief executive officer to serve as a member of the board.

Chris Roberts has served as our director since September 1992 and is a member of our audit committee. He also served as a director from August 1989 to November 1990.

From 2004 through August 2015, Dr. Roberts served as chief executive officer, president, and a board member of Cochlear Limited, an ASX-listed hearing implant company for the treatment of severe and profound hearing impairment. Between August 1992 and January 2004 he was ResMed’s executive vice president responsible for European and Asia Pacific activities. Between 1976 and 1989 he served in various positions in medical device companies, including president of BGS Medical (Denver, Colorado), an orthopedic implant company.

Dr. Roberts holds a B.E. in chemical engineering with honors from the University of New South Wales, an M.B.A. from Macquarie University, a Ph.D. in biomedical engineering from the University of New South Wales, and a Doctor of Science (honoris causa) from both Macquarie University and from University of New South Wales. He is a fellow of the Australian Academy of Technological Sciences and Engineering, a fellow of the Australian Institute of Company Directors, and a fellow of the Institution of Engineers Australia. He was a member of the National Health and Medical Research Council, Australia’s health and medical research and advisory body for the 2003-2006 triennium, and the chairman of Research Australia, a non-profit organization from 2004 to 2010.

Dr. Roberts’ knowledge of our business gained through his significant executive service as our executive vice president responsible for our European and Asia Pacific commercial operations, combined with his executive experience with other publicly-held international medical device companies, led our board to the conclusion that he should serve as a director. In particular, the board believes Dr. Roberts’ lengthy tenure as a director of ResMed, especially when combined with his experience as a senior executive with ResMed, provides valuable depth of understanding of ResMed and its business environment, and continuity with board decisions and discussions. The board also believes that directors with longer tenure are more willing to criticize and challenge management, thus providing more independence. In addition, the board believes that the length of time that has elapsed since Dr. Roberts was an executive of ResMed enhances his independence. The board also believes that Dr. Roberts’ background and ongoing experience as the chief executive officer of a global medical device company based in Australia provides an important perspective for the board.

Jack Wareham has served as our director since January 2005. He is chair of our audit committee and a member of our nominating and governance committee.

From September 1993 to January 2004, Mr. Wareham was the president of Beckman Coulter, Inc. a NYSE-listed biomedical company that develops and markets instruments, chemistries, software and supplies to simplify and automate laboratory processes. Mr. Wareham also served as chief executive officer from August 1998 to February 2005 and chairman from January 1999 to April 2005. Before joining Beckman Coulter in 1984, Mr. Wareham was president of Norden Laboratories, Inc., a wholly-owned subsidiary of SmithKline Beckman. He first joined a predecessor of SmithKline Beckman Corporation in 1968.

Mr. Wareham is a director and non-executive chairman of STERIS Corporation, a NYSE-listed market leader in infection prevention, decontamination and health science technologies, products and services. Mr. Wareham previously served as a director on the boards of Beckman Coulter, Inc., Greatbatch, Inc. and Accuray Incorporated. From 2000-2001, Mr. Wareham served as chairman of the Advanced Medical Technology Association, or AdvaMed, a medical device industry trade association.

Mr. Wareham holds a B.S. cum laude, in pharmacy from Creighton University in Omaha, Nebraska, and an M.B.A., with honors, from Washington University in St. Louis, Missouri.

Mr. Wareham’s background reflects significant executive and operational experience with publicly-held medical technology companies, including president, chief executive officer, and chairman of Beckman Coulter, as well as governance experience on other public companies’ boards. In particular, this experience includes more than five and ten years of service on the STERIS compliance and compensation committees, respectively, six years of experience on the Greatbatch technology and audit committee and two years of experience on the Accuray governance committee. Mr. Wareham’s experience and skills led our board to the conclusion that he should serve as a director.

Proposal 2: Ratification of selection of KPMG LLP as our independent registered public accounting firm for fiscal year ending June 30, 2016

The audit committee has appointed the firm of KPMG LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2016. KPMG has served as our independent registered public accounting firm since 1994. Neither the firm nor any of its members has any relationship with us or any of our affiliates except in the firm’s capacity as our independent registered public accounting firm.

Stockholder ratification of the selection of KPMG LLP as our independent registered public accounting firm is not required by our bylaws or otherwise. However, the board is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of corporate practice. If the stockholders fail to ratify the selection, the audit committee will reconsider whether to retain KPMG. Even if the selection is ratified, the audit committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the audit committee determines that the change would be in our and our stockholders’ best interests.

We expect representatives of KPMG LLP to be present at the meeting. They will be able to make statements if they so desire and to respond to appropriate questions from stockholders.

BOARD RECOMMENDATION

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE RATIFICATION OF THE SELECTION OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JUNE 30, 2016.

Proposal 3: Advisory vote to approve named executive officer compensation

Background

We are providing stockholders with an opportunity to vote to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement. This proposal is commonly known as a “say on pay” proposal. We currently provide an annual say on pay vote for our stockholders. Because the say on pay vote is advisory, it does not bind us. But the board’s compensation committee, which consists entirely of independent directors, values our stockholders’ opinions, and considers voting results when making its executive compensation decisions.

Summary

Our executive compensation program is designed to:

•	provide a total compensation program that is competitive with similarly-sized companies in the medical device and medical technology industries with which we compete for executive talent;

•

subject a significant portion of our executives’ compensation to the achievement of pre-established short-term corporate financial objectives (through our annual cash incentive programs), and to our long-term shareholder value creation (through our long-term equity incentive programs); and

•

align the interests of our executives with those of our stockholders with performance stock units, or PSUs, and performance-based restricted stock units, or RSUs, or stock options, which together align our executives’ financial rewards with those of our stockholders, primarily by aligning the awards’ value to appreciation of our stock price.

In 2015, our compensation programs and incentive opportunities aligned well with our goals and performance objectives and we continued to implement best pay practices in compensation, incentive designs, and policies.

Overview of fiscal year 2015 - executive summary

Fiscal year 2015 financial performance.

•

Top and bottom line growth. During the 2015 fiscal year, we grew our revenue by 8% (13% on a constant currency basis), to $1.68 billion. We grew at a faster rate than 2014, when we grew revenue by 3% (2% constant currency), and 2015’s growth was our highest constant currency revenue growth rate since fiscal year 2011. We also delivered growth at the bottom line, growing our earnings per share by 3%, to $2.47 per share.

•

Total shareholder returns. We attained one-, three-, and five-year absolute total stockholder returns, or TSR, on the NYSE of 14%, 24%, and 14%, respectively. Similarly, we achieved one-, three- and five-year absolute TSR on the ASX of 35%, 35%, and 16%, respectively. The difference between NYSE and ASX returns is due to currency fluctuation.

•

Capital management. During fiscal year 2015, we increased our quarterly dividend to $0.30 per share. Together, our dividend and share repurchases during the fiscal year returned to our stockholders $310 million, representing 97% of the year’s free cash flow.

Compensation tied to performance. The compensation paid to our named executive officers for fiscal year 2015 reflects our financial and stock price performance.

•

Target cash compensation kept flat and at-risk compensation opportunities increased. During 2015, approximately 88% of our chief executive officers’ target compensation and 81% of our other named executive officers’ target compensation was at risk in the form of annual incentive opportunities and equity awards. Fiscal year 2015 reflected an increase in the at-risk weighting for our named executive officers’ compensation; the committee kept their base salaries and short-term incentive opportunities the same as fiscal year 2014, but increased their equity grants, so that our officers would only receive increased compensation in the form of performance-based compensation and to better align managements’ interests with stockholders’ interests.

•

Annual short-term incentive cash awards were earned above target based on performance that exceeded our goals. Fiscal 2015 performance was above targets on our two key financial measures of adjusted net revenue and adjusted net profit as a percentage of sales, resulting in payouts of approximately 108% of target opportunity. Awards were determined according to pre-established formulae, with no discretion.

•

Long-term performance stock units are tracking for no payout. None of our outstanding three-year performance stock units, which are earned based solely on our relative total shareholder return, would have been paid based on our below-median relative total stockholder returns for the respective periods as of the end of fiscal year 2015, although their performance period is not yet completed. We have not adjusted the awards, because the formulaic tracking below the earnout threshold is viewed as a par-for-performance outcome.

These results were consistent with our pay-for-performance philosophy.

Last year’s positive say on pay vote. At our 2014 annual meeting, our stockholders voted to approve, on an advisory basis, the compensation paid to our executive officers disclosed in last year’s proxy statement; 94% of the shares voted were “for” this proposal. This was an increase from the 81% approval in 2013 and 2012.

Other best practices. Our compensation committee, assisted by its independent compensation consultant, continuously monitors emerging best executive compensation practices, particularly among our peer companies. In addition, we have continued to use compensation practices that we believe are consistent with best practices, and we do not have practices generally viewed as problematic. Our practices include:

•	No excise tax gross-ups in change of control agreements. Our change of control agreements do not provide excise tax gross-ups.

•

Limited severance. Our named executive officers are employed at-will, and have no contractual right to severance on termination, except for terminations in the event of a change of control; terminations for death or disability; or involuntary termination not for “cause,” or a voluntary termination for “good reason.”

•

Limited retirement plans. We do not provide supplemental pension plans for our named executive officers. Our executives in the US and Australia participate in our 401(k) plan and superannuation plan on the same statutory basis as all other employees.

•

Equity award ownership guidelines. We have meaningful stock ownership guidelines for our executives and directors (300% of salary for our chief executive officer, 150% of salary for the other named executives, and 500% of the annual cash retainer for our directors). As of fiscal year-end, all of our executives and directors met the guidelines.

•	Pledging and hedging prohibited. We have a policy prohibiting our officers and directors from hedging or pledging their ResMed stock, in accordance with emerging best practices among our US peers.

•	No dividends accrue or are paid on our outstanding equity awards.

BOARD RECOMMENDATION

The board believes that the information provided above and within the “Compensation Discussion and Analysis” section of this proxy statement demonstrates that our executive compensation program was designed appropriately and is working to ensure that management’s interests are aligned with our stockholders’ interests to support long-term value creation.

The following resolution will be submitted for a stockholder vote at the annual meeting:

“RESOLVED, that the stockholders of ResMed approve, on an advisory basis, the compensation paid to our named executive officers, as disclosed in the Compensation Discussion and Analysis section, compensation tables and narrative discussion of this proxy statement.”

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL, ON AN ADVISORY BASIS, OF THE EXECUTIVE COMPENSATION OF RESMED’S NAMED EXECUTIVE OFFICERS.

Company information

Corporate governance

Board independence

Our board has determined that six of our eight continuing directors, Ms. Burt and Messrs. Pace, Roberts, Sulpizio, Taylor and Wareham, are independent members of our board under the listing standards of the NYSE, and they and their respective family members have no material relationship with us, commercial or otherwise, that would impair the director’s independence. The board also determined that each member of the audit, nominating and governance, and compensation committees is independent as required by the NYSE’s listing standards, and that each member of the audit committee is independent as required by SEC’s regulations. The board determined that Peter Farrell and Michael Farrell have material relationships with us that prohibit them from being considered independent under applicable standards: Michael Farrell is an executive officer; while Peter Farrell is a non-executive employee, the father of Michael Farrell, and was an executive officer within the last three years.

The following specific relationships or transactions were considered by our board in making its independence decisions, and the board concluded none of them impaired independence:

•

As of fiscal year-end 2015, we continued to hold a total equity investment of approximately $500,000 in Sova Pharmaceuticals. Dr. Pace is a founder and director of Sova, and has a nominal equity investment in it. Sova is a pharmaceutical development company targeting central sleep apnea. In addition, we continued to hold an equity investment of approximately $1.075 million in Sanitas, Inc., a remote health-management software company, in which Dr. Pace holds an equity investment of approximately $50,000. Our board approved these investments without Dr. Pace’s participation.

•	Dr. Roberts served as an executive officer from 1992 through 2003. He has not been affiliated with us, other than as a director, during the past approximate twelve years.

•

Drs. Pace and Roberts have each served as directors for more than ten years. The board considers that the length of their tenure had not compromised their independence; in fact, in the board’s view, the depth of their knowledge and insight with the company has strengthened their contributions to our board.

Our board determined that these matters did not prevent Dr. Pace or Dr. Roberts from being considered independent under applicable standards.

Meetings and director attendance

During fiscal year 2015, each director attended 100% of the meetings of our board and of the committees on which the director served. Our board and standing committees met, as follows:

•	Regular board: four meetings;

•	Compensation committee: four meetings;

•	Audit committee: eleven meetings; and

•	Nominating and governance committee: four meetings.

During each regular meeting, our independent directors met alone, and our lead director chaired those sessions. In addition to meetings, the members of our board and its committees sometimes take action by written consent in lieu of a meeting, as permitted under Delaware corporate law, or discuss company business without calling a formal meeting.

All directors were present for our 2014 annual stockholders meeting. We encourage directors to attend our annual meetings and generally schedule board meetings to coincide with the annual meeting to facilitate directors’ attendance.

Board oversight of risk

The general risk oversight function is retained by the full board while the standing committees of the board, comprised and chaired by our independent directors, retain primary responsibility for risk identification and analysis in the key areas further defined below. The committees periodically provide updates to the board regarding significant risk management issues and management’s response.

Committee	Primary risk oversight responsibility

Audit committee	Overseeing financial risk, capital risk, financial compliance risk and internal controls over financial reporting.
Compensation committee	Overseeing our compensation philosophy and practices and evaluating the balance between risk-taking and rewards to senior officers.
Nominating and governance committee	Evaluating each director’s independence and the effectiveness of our corporate governance guidelines and code of business conduct and overseeing management’s succession planning.

Designated internal management, as well as certified professional accounting firms performing annual internal audits, regularly review and test functions, controls and processes to review, evaluate and recommend mitigation strategies, as may be warranted. Critical areas of focus include financial, operational, regulatory, compliance, economic, compensation, and competition, among others.

Board leadership structure

We have separated the roles of board chairman and chief executive officer. Dr. Farrell has served as our chairman of the board since 1989; he concurrently served as our chief executive officer from shortly after our founding in 1989, through January 2008, and from February 2011 through March 2013. In March 2013, on the appointment of Michael Farrell as our new chief executive officer, Dr. Farrell resigned as chief executive officer, and continued in the role of executive chairman. In January 2014, Dr. Farrell ceased serving as an executive officer; since then he has served as a non-officer employee and as non-executive chairman of the board.

The board continues to believe that having Dr. Farrell serve as the chairman of the board is the most appropriate leadership structure for us and in the best interest of our stockholders. Dr. Farrell is our founder, has been our chairman since our founding in 1989, and served as our chief executive officer for over 20 years. Dr. Farrell has deep institutional knowledge about our organization’s history and operations, the industry, the science underlying the medical conditions we address and the technology we develop. Dr. Farrell is widely regarded as a visionary leader in our industry. Under his leadership, the board believes we have achieved remarkable success and delivered substantial long-term rewards for our stockholders. Maintaining him in the role of chairman provides leadership continuity.

The board believes the advantages described above outweigh any theoretical risks or disadvantages arising from Dr. Farrell’s role as an employee, or from his serving as chairman while his son, Michael Farrell, serves as chief executive officer.

First, the board believes that Dr. Farrell is uniquely suited to effectively perform the dual roles of providing leadership to the board as chairman, and serving as an employee, in which he provides guidance to management, particularly in the areas of long-term strategy, consulting with key opinion leaders in related fields, and maintaining our unique values and culture.

Second, the board believes our leadership structure mitigates any potential risks from the family relationship between Dr. Farrell and Michael Farrell. Six of our eight directors are independent, which provides a counterbalance to a non-independent executive chairman. Ron Taylor, the chair of our nominating and governance committee, also serves as our lead director. The role of our lead director provides an additional structure enabling an effective independent board. The primary responsibilities of the lead director are to preside over board meetings in the absence of the chairman, call, establish the agenda for and preside over meetings of the independent directors, act as a liaison between the independent directors and chairman, guide the chairman on board meeting agendas as well as the adequacy of information to be presented, communicate with stockholders as appropriate, and other duties that may be delegated by the board, independent directors, chairman or the nominating and governance committee. Finally, all of the board’s committees are filled entirely by independent directors, providing an opportunity for the board to fulfill its oversight responsibilities.

For the reasons discussed above, our board believes the current leadership structure is in our best interest at this time. However, our corporate governance guidelines give the board the flexibility to change its leadership over time, as needed. The board continues to evaluate whether its leadership structure is appropriate as our business evolves.

Committees of our board of directors

The board has three standing committees to assist in the management of our affairs: compensation, nominating and governance, and audit. A copy of the charters for each of these standing committees can be found on our website at www.resmed.com.

Below is a summary of our committee structure and membership information for fiscal year 2015 and currently.

Independent director	Compensation committee	Nominating and governance committee	Audit committee
Carol Burt	-	-	member
Gary Pace	member	member	-
Chris Roberts	-	-	member
Rich Sulpizio	chair	-	-
Ron Taylor	member	chair	-
Jack Wareham	-	member	chair

Compensation committee

During fiscal year 2015, and currently, the compensation committee consists of Rich Sulpizio (chair), Gary Pace, and Ron Taylor. Each of the compensation committee members has been determined by our board to meet the independence requirements for compensation committee service under the current listing standards of the NYSE and SEC.

The compensation committee’s primary purposes are to:

•	establish and review the compensation of our officers and executives;

•	oversee management’s decisions regarding our compensation philosophies, practices, and procedures; and

•	advise the board regarding the compensation of directors.

The compensation committee meets in person and by telephone to perform its duties. It works primarily with our chief human resources officer, our chief administrative officer and global general counsel, and their staff to gather internal data and solicit management’s recommendations regarding compensation. The committee also communicates directly with our chief executive officer and our president and chief operating officer, for recommendations and information, particularly with regard to their direct reports’ compensation. In addition, the committee consults with our chief financial officer and his staff regarding the financial impact of certain compensation decisions. However, the committee generally determines the compensation for each of our individual officers outside the presence of the affected officer. The committee also advises and consults with other non-executive board members as it determines appropriate regarding compensation issues.

During fiscal year 2015, the committee retained a nationally-recognized independent consultant, Frederic W. Cook & Co., Inc. (“FW Cook”). The consultant was engaged to render advisory services and to serve as the committee’s independent compensation consultant in connection with compensation-related matters for our executives and board. During fiscal year 2015, these compensation matters included assessing our executive compensation program, including salaries, target and actual short-term incentive amounts, and long-term incentive equity grants. The consultant also advised the compensation committee regarding board compensation, including board fees and equity grants. The consultant provided the committee with information regarding industry trends, best practices, and regulatory changes. Companies included in the peer group for competitive comparisons were initially proposed by the consultant and approved by the committee. The consultant was engaged directly by the committee. The consultant worked with our chief human resources officer, chief administrative officer and global general counsel, and their staff, but also communicated directly with the committee. The committee also reviews market data from ASX-listed companies to understand Australian compensation practices, but gives this data less weight in making compensation decisions.

During fiscal year 2015, the committee also considered information from Towers Watson, compensation consultants we retained, regarding general compensation trends in several non-US countries, and compensation assessments for non-US executives who were not named executive officers.

The committee has reviewed the independence of FW Cook and Towers Watson, including considering the factors required by NYSE listing standards. After the review, the committee determined that each of FW Cook and Towers Watson is independent and that no conflict of interest exists that would prevent them from providing independent and objective advice to the committee.

During fiscal year 2015, the committee continued its practice of delegating to our chief executive officer, our chief human resources officer, and our chief administrative officer and global general counsel, authority to approve certain equity grants to employees who were not officers whose compensation was approved by the committee, so long as the aggregate total of those equity grants did not exceed committee-established thresholds and were consistent with committee-determined standard terms for grants. During fiscal year 2015, under this authority, this subcommittee granted 10,824 RSUs. The committee believes this delegation enhances our ability to attract, reward and retain talented employees by allowing management to extend binding employment offers and to act in other special situations quickly and flexibly. All other equity grants (including grants to named executive officers) must be pre-approved by the committee.

Nominating and governance committee

During fiscal year 2015, and currently, the nominating and governance committee consists of Ron Taylor (chair), Gary Pace and Jack Wareham.

The nominating and governance committee’s primary purposes are to:

•	assure that the composition, practices and operation of our board contribute to lasting value creation and effective representation of our stockholders; and

•

assist the board with selecting board and committee members, committee selection and rotation practices, evaluating the board’s overall effectiveness, and reviewing and considering developments in corporate governance practices.

Our corporate governance guidelines state goals regarding composition of the board and committees, meetings and expectations of directors. A copy of our corporate governance guidelines may be found on our website at www.resmed.com.

The nominating and governance committee is responsible for reviewing with the board, on an annual basis, the appropriate characteristics, skills and experience required for the board as a whole and its individual members. To assist in promoting a diversity of backgrounds and experience on the board, the nominating and governance committee takes reasonable steps to identify and consider board candidates who are drawn from a wide talent pool, representing diversity of thought, culture, gender, ethnicity, race, background and other qualities.

The suitability of individual candidates depends on many factors. Those factors include:

•	fundamental qualities of intelligence, honesty, good judgment, high ethics and standards of integrity, fairness and responsibility;

•	practical wisdom and mature business judgment;

•	ability to make independent analytical inquiries, general understanding of marketing, finance and other elements relevant to the success of a publicly-traded company in today’s business environment;

•	experience in corporate management, or as a board member of a publicly-held company;

•	academic experience and technical understanding in the area of our operations;

•	professional experience in our industry; and

•	a commitment to representing the long-term interests of our stockholders.

The board evaluates each individual in the context of the board as a whole, with the objective of assembling a group that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas.

In determining whether to recommend a director for re-election, the nominating and governance committee also considers the director’s past attendance at meetings and participation in and contributions to the board’s activities.

After review and deliberation of all feedback and data, the nominating and governance committee makes its recommendation to our board.

Recommendations we receive from stockholders are subject to the same criteria as are candidates nominated by the nominating and governance committee. The committee will consider stockholder suggestions for nominees for directorship and has a policy to consider any candidate recommended by stockholders who have held a minimum of 1% of our outstanding voting securities for at least one year. A recommending stockholder must submit a detailed resume of the candidate and an explanation of the reasons why the stockholder believes the candidate is qualified for service on our board. The stockholder must also provide any other information about the candidate that would be required by US SEC rules to be included in a proxy statement. In addition, the stockholder must include the consent of the candidate (including the consent to a background check) and describe any relationships, arrangements or undertakings between the stockholder and the candidate regarding the nomination or otherwise. The stockholder must submit proof of ownership of our stock.

All communications should be submitted in writing to the chair of the nominating and governance committee, care of Secretary, ResMed Inc., 9001 Spectrum Center Boulevard, San Diego, California 92123 USA. Recommendations received after 120 days before the mailing of the proxy will likely not be considered timely for consideration at that year’s annual meeting.

The nominating and governance committee will consider stockholder recommendations of candidates on the same basis as it considers all other candidates. For further information, see “Stockholder proposals for 2016 annual meeting.”

Audit committee

During fiscal year 2015, and currently, the audit committee consists of Jack Wareham (chair), Carol Burt, and Chris Roberts. Each of the audit committee members serving during fiscal year 2015 has been determined by our board to be financially literate and meet the other requirements for audit committee service under the current listing standards of the NYSE and SEC. In addition, our board has identified all members of the audit committee as financial experts under the SEC’s requirements.

The audit committee’s primary purposes are to assist the board with its oversight responsibilities regarding:

•	management’s conduct of, and the integrity of our financial reporting;

•	our systems of internal control over financial reporting and disclosure controls and procedures; and

•	qualifications, engagement, compensation, independence, and performance of our independent registered public accounting firm.

Communications with our board of directors

Any interested person, including any stockholder, may communicate with our non-employee board members by written mail addressed to the chairman of the nominating and governance committee, care of Secretary, ResMed Inc., 9001 Spectrum Center Boulevard, San Diego, California 92123 USA. We encourage stockholders to include proof of ownership of our stock in their communications. The secretary will forward all communications to the chairman of the nominating and governance committee.

Code of ethics

We have a code of business conduct and ethics for directors, officers and employees, which can be found at www.resmed.com. The code summarizes the compliance and ethical standards and expectations we have for all of our officers, directors and employees, including our chief executive officer and senior financial officers, with respect to their conduct in connection with our business. Our code of business conduct and ethics constitutes our code of ethics within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and the NYSE listing standards. We will disclose future amendments to or waivers of certain provisions of our code of business conduct and ethics applicable to our principal executive officer, principal financial officer, principal accounting officer, controller and individuals performing similar functions on our website at www.resmed.com within five business days or as otherwise required by the SEC or the NYSE.

Pledging and hedging company stock prohibited

We have a policy prohibiting our directors, officers, and other employees from hedging or pledging their ResMed stock.

Director compensation — 2015

Fiscal year 2015 program – cash. Our non-executive director compensation program for fiscal year 2015 included the following cash payments:

•	an annual retainer of $65,000;

•	no additional retainer to members of standing committees;

•	additional retainers to the lead director and chairs of our standing committees, as follows:

-	$20,000 for the lead director;

-	$18,000 for the audit committee chair;

-	$15,000 for the compensation committee chair; and

-	$10,000 for the nominating and governance committee chair.

•	no per-meeting fees, nor any retirement benefits to our non-executive directors.

Fiscal year 2015 program – equity. During fiscal year 2015, as in past years, on our annual stockholders meeting date we awarded equity grants to our non-executive directors with a grant date fair value of $250,000. Our non-executive directors had the opportunity to elect to receive their equity grant in the form of: (1) 100% options; (2) 100% restricted stock units, or (3) 50% options and 50% RSUs. One director chose 100% options, four chose 100% RSUs; and two chose a mix of 50% options and 50% RSUs.

The number of options or RSUs we granted was based on a relative fair value calculation prepared by an outside third party. Subject to continued service, RSUs and options vest in full on the earlier of: (1) November 11 in the year after the grant date, or (2) the date of the first annual meeting of stockholders following the grant date. Grants made to non-executive directors before and during fiscal year 2014 included a restriction from selling or otherwise transferring 50% or more of the shares of common stock that vested, and from exercising any vested options, until the earlier of November 11 in the third year after the grant date or six months after the director’s termination of directorship. Beginning with grants in fiscal year 2015, we eliminated that restriction, based on the board’s belief that equity ownership guidelines are sufficient to promote long-term ownership and align directors with stockholders. More information on the guidelines is the section below, Equity ownership guidelines. This change did not affect grants made in fiscal year 2014 or earlier; the holding restrictions will continue to apply to those earlier grants.

Changes for fiscal year 2015. The fiscal year 2015 director compensation program had the same value as fiscal year 2014. As discussed above, given the incentives provided by our ownership guidelines, the fiscal year 2015 directors’ equity grants did not include the restrictions on sale.

Compensation philosophy. The compensation committee reviews non-executive director compensation, including reports from FW Cook, the committee’s independent compensation consultant. After its review, the committee makes recommendations on non-executive director compensation to the board, and the board makes the final determination regarding non-executive director compensation.

The compensation committee and board review data on both US peers and Australian peers, reflecting the company’s dual-listing locations. Australia and the US generally have different pay philosophies for compensating non-executive directors. ResMed’s Australian peers generally pay higher cash, award less equity, and have overall lower compensation for non-executive directors than ResMed’s US peers. While the board considers Australian peer data, the board believes the most relevant peers for ResMed director compensation are US peers. ResMed’s primary listing is on the NYSE, it is primarily subject to US corporate governance requirements and risks, and its headquarters and all but one of its directors reside in the US. In addition, this US-perspective is consistent with our executive compensation philosophy, which gives more weight to ResMed’s US peer’s pay practices. Finally, we do not wish to create internal or cultural divisions by using significantly differentiated pay models between directors based in the US and Australia.

Compensation process – peer group companies. In May 2014, the board and compensation committee reviewed director compensation for fiscal year 2015. They reviewed FW Cook’s report covering cash compensation and equity compensation, compared to a peer group of 19 medical device and medical technology companies. They also considered information from a group of eleven Australian-based peers. The committee confirmed these peer groups in May 2014, and used the same peer groups to benchmark ResMed’s executive compensation for fiscal year 2015. More information on the peer groups is included in the section in our Compensation Discussion and Analysis section entitled “Peer group comparison.”

After considering this material and the compensation committee’s recommendation, the board agreed to keep non-executive director compensation at the same value as fiscal year 2014.

The committee also considered the structure of our non-executive director equity program. Although our Australian peer group companies do not typically make equity grants to their non-executive directors, the practice is routine in the US. All of our US peers grant equity to the non-executive directors, and two-thirds of our US peer group grant both stock options and full value shares. Given this prevalence, and consistent with the philosophy described above of giving more weight to US compensation practices, the committee found it appropriate to continue the equity structure of ResMed’s non-employee director program.

The compensation committee and board will continue to monitor compensation trends, competitive practices, tax regulations, and other matters related to non-executive director compensation, and make adjustments as appropriate.

Equity ownership guidelines. Since 2010, we have maintained equity ownership guidelines for our non-executive directors. Each non-executive director is expected to hold ResMed stock with a value of at least five times the annual cash retainer (a total value of $325,000 based on the fiscal year 2015 retainer and guidelines). Existing directors must meet this guideline within five years after their appointment to the board. If the guideline is not met, the director must retain shares equal to 50% of the after-tax value of shares acquired on any restricted stock vesting or stock option exercise until the director’s guidelines are met. As of June 30, 2015, each of our non-executive directors met the equity ownership guidelines, even though the five-year period has not yet elapsed for any of them.

Changes for fiscal year 2016. In May 2015, the board agreed that the non-executive directors’ compensation program for fiscal year 2016 will remain the same as fiscal year 2015.

New directors. We pro-rate value-based equity awards and retainers for all new directors (for the period between their start date and the next annual meeting or service period, respectively). We do not provide new directors with any initial inducement equity awards.

Executive directors. Our chief executive officer does not receive additional compensation for his service as director.

Chairman’s compensation. During fiscal year 2015, Dr. Farrell served as our non-executive chairman, as well as a non-officer employee of the company. Dr. Farrell receives separate compensation for each of these roles. During fiscal year 2015, as our non-executive chairman, he received the regular board retainer of $65,000, and the regular board equity grant with a value of $250,000, on the same terms as the other board members.

During fiscal year 2015, in connection with his service as a non-executive employee, Dr. Farrell received an annual salary of $300,000, which was unchanged from the annualized salary he began receiving when he transitioned into the role of non-officer employee in January 2014. Dr. Farrell is not eligible to participate in our annual short-term incentive program or the long-term incentive equity programs we provide to our employees.

During fiscal year 2015, we provided benefits and perquisites to Dr. Farrell, in his role as non-officer employee. The benefits and perquisites were broadly consistent with those we provided to our executive officers, as described in “Compensation Discussion and Analysis.” The incremental cost to us for these benefits is described in the compensation table below.

We continue to have an executive agreement with Dr. Farrell that provides him with benefits in the event of a change of control. The program is described in detail in “Compensation Discussion and Analysis.” But briefly, on the effective date of a change of control, all Dr. Farrell’s unvested equity awards would vest in full. In addition, if his employment terminated under qualifying circumstances, then at the time of termination: (1) he would receive a severance payment equal to (a) two times his employee salary, plus (b) two times his highest actual short-term incentive amount received during the past three years, plus (c) the amount we would be required to contribute on his behalf under our 401(k) plan based on his termination base salary; (2) he would become fully vested in his accrued retirement plan benefits; (3) all his unvested equity awards would vest in full; and (4) we would provide medical and dental health benefits for two years after the termination. The agreement does not include excise tax gross-ups; instead, it includes a “best pay” provision, reducing severance payments to the extent necessary so that no portion of any payments or benefits payable upon a change of control would be subject to excise tax.

For two years after a qualifying termination in connection with a change of control, Dr. Farrell will be prohibited from inducing any person in our employment to terminate employment or accept employment with anyone other than us or, subject to certain limited exceptions, engage in any business or activity or render any services or provide any advice to any person, activity, business or entity that directly or indirectly competes in any material manner with us or meaningfully support any person, business, entity or activity or initiate or further that business or activity. The restriction on post-termination employment will not apply if he resides in California, in accordance with California law. In addition, as a condition to payment and providing any benefits under the agreements, he must deliver a general release of claims in favor of us.

In May 2015, our board (without Michael Farrell’s participation) agreed that the compensation arrangements for Dr. Farrell, both as non-executive chairman, and as a non-officer employee, would remain the same for fiscal year 2016 as in fiscal year 2015.

Fiscal year 2015 compensation table. The table below summarizes the compensation received by our non-employee directors for the year ended June 30, 2015:

Director	Fees earned or paid in cash(a)	Option awards(b)(d)	Restricted stock units(c)(d)	Other compensation(e)	Total
Carol Burt	$65,000	$0	$250,014	$0	$315,014
Peter Farrell	$65,000	$125,003	$124,982	$340,565	$655,550
Gary Pace	$65,000	$0	$250,014	$0	$315,014
Chris Roberts	$65,000	$125,003	$124,982	$0	$314,985
Rich Sulpizio	$80,000	$0	$250,014	$0	$330,014
Ron Taylor	$95,000	$0	$250,014	$0	$345,014
Jack Wareham	$83,000	$249,995	$0	$0	$332,995

(a)	Each director was also reimbursed for expenses incurred for attending meetings (although these amounts are not reflected in the table above).

(b)

The amounts shown are the grant date fair value of options granted in fiscal year 2015, computed in accordance with FASB ASC Topic 718, based on the Black-Scholes model of option valuation. The following assumptions were used:

November 19, 2014
Market price of stock	$52.02
Exercise price of option	$52.02
Expected stock volatility	27.11%
Risk-free interest rate	1.60%
Expected life	4.9
Dividend yield	2.15%

(c)

The dollar value of the RSUs shown represent the grant date fair value of stock awards granted in the year, computed in accordance with FASB ASC Topic 718, based on the $52.02 closing value on November 19, 2014, the date of the grant, rounded down to the nearest whole share.

(d)	The following table sets forth the number of options (both exercisable and unexercisable) and RSUs held by each of our non-employee directors as of the end of fiscal year 2015:

Director	Options outstanding at fiscal year end	Restricted stock units outstanding at fiscal year end
Carol Burt	-	4,885
Peter Farrell	693,069	99,406
Gary Pace	207,440	4,885
Chris Roberts	136,898	2,442
Rich Sulpizio	160,793	4,885
Ron Taylor	-	4,885
Jack Wareham	123,069	-

(e)	Other compensation represents Dr. Peter Farrell’s total compensation for fiscal year 2015 for service as a non-officer employee, as shown in the following table:

Salary	Company contribution to 401(k) plan	Insurance premiums	Personal use of company aircraft (i)	Personal use of corporate club memberships (ii)	Sales incentive award	Sales incentive award tax gross-up	Total
$300,000	$10,334	$21,165	$4,486	$4,580	$0	$0	$340,565

i.

The calculation of the aggregate incremental cost for personal use of company aircraft includes the variable costs incurred as a result of personal flight activity, which includes the occupied hourly rate, fuel, trip related maintenance, universal weather monitoring, on-board catering, landing and ramp fees, excise taxes, and all other miscellaneous costs. No incremental cost for personal use of the aircraft is attributed when the aircraft was previously scheduled to the destination for a business purpose. Since the aircraft are primarily used for business purposes, the aggregate incremental cost excludes fixed costs, such as the monthly management fee and amortization, because such costs would have been incurred regardless of the personal use.

ii.

The incremental cost of personal use of our golf club membership is allocated equally among Dr. Farrell, Mr. Pendarvis, and another employee who is not a named executive officer, based on their relative membership status during the year.

Executive officers

As of the record date, September 22, 2015, our executive officers were:

Executive officer	Age	Position
Don Darkin	62	President – innovation & operations
Rob Douglas	55	President and chief operating officer
Michael Farrell	43	Chief executive officer
Jim Hollingshead	52	President – Americas
David Pendarvis	56	Chief administrative officer, global general counsel and secretary
Anne Reiser	54	President – Europe & Asia Pacific
Brett Sandercock	48	Chief financial officer

BIOS

For a description of the business background of Michael Farrell, see “Items of Business – Proposal 1: Election of directors.”

DON DARKIN

President – innovation & operations

Don Darkin became president of ResMed’s innovation and operations in December 2014. Previously, Mr. Darkin was president, sleep-disordered breathing strategic business unit, a position he began in May 2011, and senior vice president, strategic business unit – patient interfaces from July 2007 to May 2011. Before these positions, Mr. Darkin held several senior roles within ResMed. He joined ResMed in August 1999 as vice president, product development. In May 2005, he became director of operations in France for ventilation, and subsequently served as vice president, business divisions, and senior vice president, global product development. Before working at ResMed, Mr. Darkin served as vice president of operations for Ambri Pty (Molecular Engineering and Biotechnology) Ltd., Australia, and vice president, product development for Telectronics Medical Systems Australia and US. Mr. Darkin is identified as an inventor or co-inventor on over 80 granted patents worldwide. Mr. Darkin was educated in the UK in mechanical engineering and has further professional management training from University of New South Wales and Massachusetts Institute of Technology.

ROB DOUGLAS

President and chief operating officer

Rob Douglas has been ResMed’s president since March 2013, and our chief operating officer since September 2011. Together with our chief executive officer, he holds full operational responsibility for ResMed and its subsidiaries. Mr. Douglas has had an extensive career within ResMed. His former roles include president – Asia Pacific and chief, global supply operations from May 2011, responsible for global manufacturing and commercial distribution and sales operations in the Asia Pacific region; chief operating officer – Asia Pacific since 2008; chief operating officer – Sydney from 2005, responsible for our manufacturing and research and development; vice president of operations from 2003 responsible for our manufacturing and vice president of respiratory and cardiac business from 2002. Mr. Douglas first joined ResMed in 2001 in the role of vice president of corporate marketing. Mr. Douglas has a Master of Business Administration from Macquarie University, a bachelor’s degree in electrical engineering with first-class honors and a B.Sc. (Computer Sciences) from the University of

New South Wales, Sydney. Mr. Douglas currently serves on the board of directors and executive committee of the San Diego Regional Economic Development Corporation.

JIM HOLLINGSHEAD

President – Americas

Jim Hollingshead was appointed president – Americas in March 2013. Mr. Hollingshead joined ResMed in March 2010 as vice president of strategy and business development. In August 2011, his role was expanded to include the leadership of ResMed ventures and initiatives, the unit responsible for growing early stage businesses. Before joining us, Mr. Hollingshead spent 18 years in strategy consulting, where he worked with senior executives across a wide range of industries. From September 2008 to February 2010, he was a senior partner in the strategy and life sciences practices at Deloitte Consulting, based in San Francisco. Before that Mr. Hollingshead was managing partner, west coast for Monitor Group, a global strategy consulting firm. While at Monitor Group, Mr. Hollingshead worked in various offices around the world, and successfully launched and ran three different practices, including a pan-European marketing strategy practice based in London. Mr. Hollingshead holds an A.B. in history and international relations with highest distinction from Stanford University, and an M.A. and Ph.D in political science from the University of California at Berkeley, where he was awarded a graduate student fellowship by the National Science Foundation.

DAVID PENDARVIS

Chief administrative officer, global general counsel and secretary

David Pendarvis was appointed chief administrative officer in May 2011. He remains global general counsel, a position he has held since joining ResMed in September 2002, and corporate secretary, since February 2003. Mr. Pendarvis was senior vice president, organizational development from February 2005 to May 2011. From September 2000 until September 2002, Mr. Pendarvis was a partner in the law firm of Gray Cary Ware & Freidenrich LLP, where he specialized in intellectual property and general business litigation. Until September 2000 he was a partner with Gibson, Dunn & Crutcher LLP, where he began working in 1986. From 1984 until 1986 he was a law clerk to the Hon. J. Lawrence Irving, US District Judge, Southern District of California. Mr. Pendarvis is also a member of the board of Sequenom, Inc., a NASDAQ-listed company providing innovative technologies, products, and diagnostic tests for molecular diagnostic markets. At Sequenom, he chairs the compensation committee and serves on the audit committee. He holds a B.A. from Rice University; a J.D., cum laude, from the University of Texas School of Law; and a master of science in executive leadership from the University of San Diego.

ANNE REISER

President – Europe and Asia Pacific

Anne Reiser was appointed president of our Europe and Asia Pacific region in December 2014. Previously, Ms. Reiser was president of ResMed’s Europe region, a position she began in March 2012. She served as our chief operating officer - France beginning in 2007, after joining as the sales director in 2006. Before joining ResMed, her career experience was in the medical device industry (Mölnlycke, Zimmer, American Home Product). More recently she worked for Medtronic and Hollister, with responsibilities for both France and finally southern European countries. Ms. Reiser has a master degree from Ecole Supérieure de Commerce de Clermont-Fd (Business School), and a bachelor degree of law from the University of Clermont-Ferrand and an executive master in management and healthcare policies from SciencesPo Paris.

BRETT SANDERCOCK

Chief financial officer

Brett Sandercock has been chief financial officer since January 1, 2006. From November 2004 until December 2005, Mr. Sandercock was vice president, treasury and finance at ResMed. Before that, from 1998 to November 2004, Mr. Sandercock was group accountant and then controller at ResMed. From March 1996 to August 1998 he was manager, financial accounting and group reporting at Norton Abrasives, a division of the French multi-national, Saint Gobain. Mr. Sandercock also held finance and accounting roles from November 1994 to March 1996 at Health Care of Australia, a large private hospital operator in Australia. From 1989 to 1994, Mr. Sandercock worked at PricewaterhouseCoopers in Sydney, specializing in audits of clients predominantly focused on distribution and manufacturing, financial services and technology. Mr. Sandercock holds a B.Ec. from Macquarie University and is a certified chartered accountant.

Compensation discussion and analysis (CD&A)

Introduction

This compensation discussion and analysis section discusses the compensation policies and programs for our named executive officers. Our named executive officers for fiscal year 2015 were: Michael Farrell, our chief executive officer; Brett Sandercock, our chief financial officer; and our three next most highly paid executive officers: Rob Douglas, our president and chief operating officer; Jim Hollingshead, our president – Americas; and David Pendarvis, our chief administrative officer, global general counsel, and secretary.

This section also discusses our board compensation committee’s role in designing and administering our compensation programs and policies and in making compensation decisions for our executive officers.

Overview of fiscal year 2015 – executive summary

Financial success. During the 2015 fiscal year, we continued our trend of successful financial performance. We increased net revenue growth at a faster rate than prior years, and still had growth in bottom line earnings, as illustrated below:

Financial measure	% change	Fiscal year 2015 performance	Fiscal year 2014 performance
Net revenue	8% (13% on a constant currency basis)	$1.68 billion	$1.56 billion
Net income	2%	$353 million	$345 million
Diluted earnings per share	3%	$2.47	$2.39

Our total stockholder return (TSR) on the NYSE for the one-year period ended June 30, 2015 was 14%, which was positive, but still below the median of the US peer group we use for compensation purposes. Similarly, over the three- and five-year periods, we experienced good double-digit TSR (24% and 14%), but it was still below our peer median. The table below shows these comparisons.

Period	NYSE annualized total stockholder return	Comparison to US peer group
One year ended June 30, 2015	14%	21st percentile
Three years ended June 30, 2015	24%	47th percentile
Five years ended June 30, 2015	14%	32nd percentile

Because our primary listing is on the NYSE, our TSR based on performance of our CHESS Units of Foreign Securities trading on the ASX is impacted by currency fluctuations between the US and Australian dollars. Nevertheless, our one-, three-, and five-year total stockholder returns on the ASX were strong at, respectively, 35%, 35%, and 16%. Compared to our Australian compensation peers, our total stockholder returns were greater than the 75th percentiles for the one- and three- year periods, and between the 50th and 75th percentiles for the five year period. Our total stockholder returns on the ASX were significantly above the ASX 100 index, which experienced total stockholder returns of 1%, 11%, and 5%, over the one-, three-, and five-year time periods.

Capital management and return to our stockholders. During fiscal year 2015, we continued to increase the dividend paid to stockholders. In July 2014, we increased our quarterly dividend from

$0.25 to $0.28 per share; and in July 2015, we announced a further increase to $0.30 per share. During fiscal year 2015, we deployed $153 million to repurchase shares from our stockholders. Together, our dividend and share repurchases during fiscal year 2015 returned to our stockholders $310 million, representing 97% of the year’s free cash flow.

Higher at-risk and total compensation during fiscal year 2015. In 2015, the compensation committee put more of our executive officers’ compensation at-risk through equity compensation, so that it was more tied to our stockholders’ interests. During fiscal year 2015, we held our named executive officers’ base salaries at the same level as 2014 to reduce the focus for this year on guaranteed cash compensation. We also maintained their short-term incentive target amounts at the same percentages of base salary as in 2014. As a result of higher achievement against our pre-established objective goals, our short-term incentive payment increased compared to 2014 (we exceeded goals in 2015, compared to not meeting goals in 2014). We also awarded higher grant date fair values of equity compensation in 2015. The increase in equity value from year to year was primarily due to three factors:

1.

2014 equity compensation had been reduced, at management’s request, from the comparable grants in fiscal 2013 to provide additional equity for others in the organization during a year in which the aggregate value of the company’s employee equity pool was decreased from the prior year. That reduction was eliminated in fiscal year 2015, as the committee decided to maintain market-competitive grants.

2.

Equity compensation increased at US peer companies compared to fiscal year 2014. As a result of these first two factors, our equity market positioning had declined from 75th percentile to the 65th percentile.

3.

The compensation committee increased 2015 equity grant values in lieu of salary increases, to further align executive compensation with stockholder returns. For named executive officers other than our chief executive officer, the committee employed a formulaic approach, with a targeted salary increase ranging from 1.5% to 4.0% for our named executive officers, which converted to grant date equity value equal to ten times the foregone salary increase, to reflect the higher risk and deferred receipt of equity compensation. For our chief executive officer, the committee determined an equity grant value primarily by benchmarking the value to the 75th percentile value among our US peers.

Although total actual cash compensation increased in 2015, compared to 2014, due to our performance under our short-term incentive plan, the amounts our officers will earn from equity grants is uncertain, and, true to their design, will depend largely on our future stock performance.

Compensation tied to performance. The short term incentive compensation paid to our named executive officers for fiscal year 2015, and their long-term equity incentive compensation opportunities reflect and are tied to our financial and stock price performance. During 2015, approximately 88% of our chief executive officers’ compensation and 81% of our other named executive officers’ compensation was at risk in the form of annual cash incentives and equity awards. During our compensation decisions for fiscal year 2015, we increased the at-risk weighting for our named executive officers by keeping their base salaries and short-term incentive target amounts the same as fiscal year 2014, while increasing their equity grants.

•

Annual cash incentive awards were earned above target, based on performance that exceeded the goals in two key financial measures. During fiscal year 2015, we exceeded the targeted performance goals under our annual cash short-term incentive program, resulting in a payout of approximately 108% of incentive opportunity based on the pre-

established formula. As in past years, the primary performance measures for 2015 were adjusted net sales and adjusted net profit as a percentage of sales at the global level (weighted equally) and, for certain executive officers, 70% of their payout was determined based on these goals at the regional or business unit level, with 30% at the global level. We believe these measures reflect operating activities that are within officers’ purview and most important to long-term stockholder value creation, as they focus on top line and bottom line performance. Named executive officer short-term incentive amounts were formulaic, based on performance versus the goals, and did not include any upwards discretion.

We set challenging goals for our executives for fiscal year 2015. Our fiscal year 2015 revenue goal required 8.6% constant currency growth over fiscal year 2014. Our fiscal 2015 adjusted net profit goal required us to maintain our adjusted net profit as a percentage of sales at 23.88%. This was lower than our 24.6% actual performance for fiscal year 2014, primarily as a result of projected currency exchange rate movements between the years. In retrospect, based on our compensation consultant’s August 2015 report, achieving the targets required performances at about 75th percentile of revenue growth at our peer companies, and about the 35th percentile net operating profit growth, compared to peers. Our actual performance compared favorably to our peer group, with annual constant currency revenue growth just below the 90th percentile, and annual adjusted net profit growth at about the median.

We achieved 104% of the adjusted global revenue goal (resulting in a payout of 113% for this measure), and we achieved 101% of the goal for adjusted net profit as a percentage of sales (resulting in a short-term incentive payout of 102% for this measure), which combined in an overall short-term incentive payout, after a 50% weighting for each measure, of approximately 108% of target for those persons whose short-term incentives were based solely on these two measures. Short-term incentive payments to our chief executive officer and our other named executive officers with global scope were at this level, and reflected this over-performance. Our president – Americas received a payout of approximately 112% of target, a result of the regional component of his short-term incentive, attributable to over-performance on a blended basis, on regional-specific targets for that role.

•

Our fiscal 2015 equity program design is balanced and requires high stock price performance. Fifty percent of the equity program’s annual value is contingent on three-year relative TSR, which aligns management’s interests with stockholders’ interests. During fiscal year 2015, equity awards to our executive officers were made under the equity performance program we adopted in fiscal year 2013, partly in response to feedback from our stockholders. Fifty percent of the value of the annual equity grants made to executive officers are in the form of performance stock units (“PSUs”) that are earned over a three-year period beginning on our annual meeting date, with the number of shares to be earned depending on our total stockholder return over the applicable three-year period compared to the average TSR of companies included in the US Dow Jones Medical Device Index, a broad-based index of medical device companies that could be viewed as an alternate investment by our stockholders. The TSR-contingent annual performance stock units require a minimum threshold of 50th percentile TSR performance before any shares are earned, and they require 60th percentile TSR performance before target shares are earned. We believe that having an earnout threshold at median reflects a higher minimum performance level than exists at most US companies with similar performance plans. As discussed further below, based on our TSR performance through June 30, 2015, none of our performance stock units would have been earned.

The other 50% of the grant date value of our annual equity awards are granted in the form of either (1) stock options, or (2) restricted stock unit awards. Both the options and RSU awards time vest subject to continued service over a three-year period, but the RSU awards, consistent with prior years, are subject to the performance condition that we achieve 50% of our budgeted adjusted net profit in our third and fourth quarters, either individually or combined. Because we exceeded the minimum targeted adjusted net profit for the second half of fiscal year 2015, all RSUs that were granted during the fiscal year were earned, but continue to be subject to a three-year service-based vesting requirement from the grant date. We believe our RSU awards and stock option awards are also performance-based, because the ultimate value an executive will derive depends mostly on our stock performance, which in turn is driven by our financial performance.

The program is illustrated below:

•

Balancing Australian and US compensation practices. The committee adopted this design to attempt to balance the competing considerations of pay-for-performance orientation, stockholder alignment, retention, and administrative complexity. In particular, granting 50% of the award in PSUs is intended to balance the current practices among our US-based compensation peers and our Australian peers. According to FW Cook’s August 2015 report, our US peers, as a group, currently grant 25% of their long-term incentive value in the form of performance awards, 30% in RSUs, and 46% in stock options. In contrast, our Australian peers grant a significant majority of their long-term incentive value in the form of performance-based equity. Most of our executive officers reside and work in the US, our primary listing is on the NYSE, and most of our competitors are US-based, so we think this balance is appropriate for our labor and investor markets. Our RSUs and PSUs do not earn any dividends or dividend equivalents, and so are valued less than at our peers who do provide dividend equivalents.

•

None of our previously-granted performance-based stock unit awards would earn any payout based on our below-median relative TSR as of 2015 fiscal year-end. Our PSUs are measured and earned after a three-year performance period commencing with the date of grant, based on our relative TSR performance as compared to the US Dow Jones Medical Device Index, a broad-based index of medical device companies that could be viewed as an alternate investment by our stockholders. The PSUs require our TSR to perform at the median of our peers before any portion of the performance-based equity awards are earned and require target performance at the 60th percentile. In addition, earned PSUs are limited to 100% of target if our absolute TSR is negative over the performance period, even if our relative TSR would have resulted in a higher payout. This feature is designed to ensure payouts are not above-target unless our stockholders have a positive return.

We granted PSUs to our named executive officers during fiscal year 2015 on the date of our 2014 annual meeting. In addition, PSU grants made during fiscal year 2013 and 2014 remain outstanding. Based on performance through June 30, 2015, none of the outstanding grants would have earned a payout. The result is that approximately half the equity value granted to our executive officers for the past five years may not result in any economic returns to them. This reflects the plan design, and our stock’s relative under-performance during the relevant timeframe.

Market-competitive compensation. Our compensation program for fiscal year 2015 was generally within market-competitive ranges, although cash compensation to our chief executive officer was below.

•

Cash. Based on the US peer data the committee’s consultant provided when our program was established at the beginning of fiscal year 2015, the committee positioned our chief executive officer’s target total cash compensation at the 20th percentile of our US peers. Our other named executive officers were positioned at, on average, the 60th percentile for total target cash compensation. At the beginning of the 2016 fiscal year, the committee’s consultant updated the peer data and compared it to actual earned compensation. In that analysis, even though our named executive officers earned short-term incentive compensation above target for 2015, actual total cash compensation for our chief executive officer was only at about the 30th percentile of peers, while other named executive officers averaged the 60th percentile. The resulting pay position was below our stated pay philosophy, which has a guideline for total annual cash at the 60th to the 70th percentile, when targets are achieved. This result was attributable primarily to the committee’s decision at the beginning of fiscal year 2015, to not increase salaries and short-term incentives.

•

Equity. At the beginning of fiscal year 2015, after increasing the equity grants in lieu of increasing salaries, as discussed above, the committee positioned equity grants for our chief executive officer and the other named executive officers at about the 75th percentile, consistent with the committee’s decision to increase the risk-weighting of compensation and increase alignment with stockholders’ interests. As discussed above, half that equity value was granted in performance units that, on their current trajectory, would not be earned.

•

Total direct compensation. Combining base salaries, target short-term incentives, and equity values, total direct compensation for our chief executive officer was positioned at about the 60th percentile for US peers at the beginning of fiscal year 2015. Other named executive officers were generally positioned between the 60th and 75th percentiles.

Last year’s positive say on pay vote and continued implementation of emerging best practices. At our 2014 annual meeting, our stockholders voted to approve, on an advisory basis, the compensation paid to our executive officers disclosed in last year’s proxy statement; 94% of the shares voted on this proposal voted in favor. This was an increase from the 81% approval in 2013 and 2012.

While the compensation committee believes this vote is a signal of support for our programs, we believe that we may have complexities related to the say on pay support rate that are not experienced by many of our US competitors, because of the dual listing of our shares in the US and Australia, and the fact that our compensation philosophy is consistent with our US peer companies. The US-based pay philosophy results in executive compensation that is different than the Australian model, with lower salary and higher equity value than our Australian peers, with our equity grants less subject to performance conditions. But we believe our compensation arrangements balance the competing philosophies and are in the best long-term interests of our stockholders, because most of our executive officers are in the US, and we compete for talent mostly with companies that pay using US compensation structures. We continued informal dialogue with our stockholders during fiscal year 2015; but in light of the consistent approval in the say on pay vote, broadly maintained consistency in our executive compensation program.

Best practices. Our compensation committee, assisted by its independent compensation consultants, continuously monitors emerging best executive compensation practices, particularly among our peer companies. We have continued to use compensation practices that we understand to be consistent with best practices, and do not have practices generally viewed as problematic.

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No excise tax gross-ups in change of control agreements. Our change of control agreements do not provide excise tax gross-ups. They include a “best pay” limitation, which reduces the severance payments and benefits payable to the extent necessary so that no portion of any payments or benefits payable upon a change of control would be subject to excise tax.

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Limited severance. All of our named executive officers are employed at-will, and have no contractual right to severance on termination, except for terminations in the event of a change of control; terminations for death or disability; or involuntary termination not for “cause,” or a voluntary termination for “good reason.” The cash severance on change of control is limited to a double-trigger (requiring both a change of control and a termination) and the highest multiplier is for our chief executive officer, at 200% of salary and short-term incentive.

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Limited retirement plans. We do not provide supplemental pension plans for our named executive officers. Our executives in the US and Australia participate in our 401(k) plan and superannuation plan on the same statutory basis as all other employees.

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Equity award ownership guidelines. We have meaningful stock ownership guidelines of 300% of salary for our chief executive officer, and 150% for the other named executives. We give our executive officers five years to meet these guidelines. If they do not meet them at that time, then they must retain shares equal to one-half of the after-tax value of shares acquired on vesting or exercise of options and RSUs until the guidelines are met. As of 2015 fiscal year-end, each of our executive officers exceeded their guideline.

•	Pledging and hedging prohibited. We have a policy prohibiting our officers and directors from hedging or pledging their ResMed stock, in accordance with emerging best practices among our US peers.

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Review of clawback policies. The committee has previously determined that it would be in the best interest of the company and its stockholders to implement a clawback policy, but wanted to ensure compliance with SEC and NYSE requirements, which are not yet final. The committee has reviewed the recent SEC proposal and the board has authorized the committee to recommend a clawback policy when the rules are finalized.

•	Unvested equity awards do not include dividends. No dividends accrue or are paid on our outstanding equity awards.

Philosophy and objectives of our executive compensation program

We want to attract, motivate and retain high-quality employees who reflect our values and will enable us to achieve our short-term and long-term strategic goals. We operate in a high-growth environment where substantial competition exists for skilled employees. Our ability to attract, motivate and retain high-caliber individuals depends in large part on the compensation packages we offer. We believe that our executive compensation programs should reflect our financial and operating performance. In addition, individual contribution to our success should be supported and rewarded. In designing and implementing our executive compensation program, the committee is guided by the following principles:

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Pay-for-performance is fundamental. A significant portion of our executives’ compensation is at-risk and tied to the achievement of pre-established short-term corporate financial objectives through our annual cash incentive programs. We maintain this at-risk philosophy despite a greater emphasis on base salary in Australia and Europe, where certain of our executive officers reside.

We also believe that our equity program is performance-based. We granted 50% of the value of our executive officers’ equity grants in the form of PSUs, with the number of shares earned determined only after a three-year performance period, based on our total stockholder return. In addition, the value our executive officers ultimately receive from the remaining 50% of equity value granted in either stock options or RSUs depends on our stock performance over the vesting multi-year terms of the grants.

The vesting of RSUs to our executive officers is subject to a specific performance condition related to our adjusted net profit. And we believe that stock options are inherently performance-based, because they only deliver value if our stock price increases above the closing price on the date the option is granted.

The following pie charts illustrate the allocation of total direct compensation for our chief executive officer and the average the other named executive officers (NEO’s) earned for fiscal year 2015:

We are committed to a philosophy of total pay (the sum of the cash compensation opportunity, the accounting grant date fair value of the equity compensation opportunity, and benefits programs) being competitive within relevant labor and stockholder markets when our performance meets target performance criteria set forth in our short-term incentive programs. Total pay will typically lag the market when our performance is below the performance goal criteria set forth in the short-term incentive programs and will typically exceed competitive levels when our performance is above the performance criteria set forth in the short-term incentive programs as annual goals. We try to set the performance goals at a level that justifies the competitive position of target compensation and believe that actual fiscal year 2015 performance was broadly aligned with actual cash compensation levels in our peer group.

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Provide market-competitive cash compensation. Our objective is to provide a target total compensation program that is competitive with similarly-sized US-based public companies in the medical device and medical technology industries with which we compete for executive talent. During fiscal year 2015, the committee continued to use a guideline for total target cash compensation (assuming a cash short-term incentive earned for achieving the goals at plan) for executive officers between the 50th and 70th percentile of our peer group; and that total target cash compensation should reflect a relatively lower emphasis on salary and a higher percentage of pay at risk in the form of an annual cash incentive. This guideline is not used literally and does not create automatic adjustments if a particular officer is positioned differently. It is a reference point.

Outside benchmark data for fiscal year 2015 reviewed by the committee at the beginning of fiscal 2015 indicated that the total cash compensation for our chief executive officer was significantly below our peers. His base salary was at the 15th percentile, and although his annual short-term incentive level was at the median as a percentage of base salary, target total cash was at the 20th percentile. This was largely the result of the committee’s view of his experience, having been in the chief executive officer position since March 2013, and did not reflect a negative view of his performance. The early fiscal 2015 data showed that our other named executives’ salaries ranged from below the 30th to the 70th percentile, with total target cash compensation generally between the 45th and 75th percentile.

This positioning was broadly consistent with the relative comparison of our fiscal year 2014 annual operating performance, measured by revenue growth, operating income growth, and return on invested capital. Our operating income and return on invested capital metrics ranked between the 60th and 85th percentiles of our peers, while our 2014 revenue metric was below median. Overall, this positioning indicated execution of the committee’s compensation position and alignment with actual operating performance and performance expectations. The position was retroactively broadly confirmed by the relative growth required by the revenue and earnings goals when measured at the end of fiscal year 2015, which required approximately adjusted revenue growth above the 70th percentile, and 35th percentile adjusted net profit growth.

Despite the market positioning, and relatively good operating performance for fiscal year 2014, the committee decided not to grant salary increases to our named executive officers for fiscal year 2015. Instead, the committee increased the fiscal year 2015 equity grants by amounts it deemed roughly equivalent to the forgone value of the salary increases that would have been appropriate. The committee’s decision was intended to reflect the company’s relative underperformance in total shareholder return versus its peers for 2014, and to further align executive compensation with stockholder returns.

As discussed above, we over-achieved our combined performance goals for fiscal year 2015 resulting in a short-term incentive payout at 108% of target. Our actual cash compensation reflected this performance by short-term incentives that adjusted upward for over-

achievement. Because we set challenging targets, our program has a guideline between the 50th and 70th percentile in total cash compensation for on-target performance.

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Align stockholder interest with long-term equity. We believe that our equity-based incentive award program enhances long-term stockholder value and encourages long-term performance by providing a strong alignment of interests between our executives and our stockholders. Equity is a key component of our executive compensation because the committee believes that equity-based incentive awards align our executives’ financial rewards with those of our stockholders through appreciation of our stock price.

During fiscal year 2015, we continued the PSU equity program introduced in fiscal year 2013, and PSUs represented 50% of the equity value in our annual grants. We also continued our practice of providing named executive officers the choice to select whether the balance of their equity awards would be entirely in the form of stock options, entirely in RSUs or evenly split (in value) between the two. Grant values were established by the committee, and the relative ratios of PSUs, RSUs, or stock options were determined by the relative values computed under Financial Accounting Standards Board Accounting Standards Codification Topic 718. In addition, the committee continued its practice of granting RSU awards to our executive officers and certain other officers conditioned on achieving certain performance targets, in addition to having a time-based vesting period. This condition is intended for units to qualify as performance-based compensation under US tax laws and preserve the deductibility of the compensation paid, and also provides a tie to our performance.

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Make informed decisions. The committee annually retains an independent compensation consultant to advise the committee on executive compensation matters for executive officers and to perform a comprehensive market analysis of our executive compensation program, pay levels, and relative operating performance. See the section titled “Peer group comparisons” below.

Compensation process

Compensation committee role. The compensation committee establishes our general compensation policies, and reviews and approves salaries, short-term incentives, equity-based compensation, and all other elements of the compensation offered to our executive officers (including our named executive officers), and all other executives that report to the office of the chief executive officer. The board has determined that all members of the compensation committee are independent directors under NYSE standards.

On an annual basis, the committee considers each of the three primary elements of compensation (salary, cash incentives and equity) based on market analysis, individual performance, the perceived value of the individual to ResMed and other factors it deems relevant. The committee also considers regional variation. For example, base salaries for certain positions in countries outside the US, when translated to US dollars, may reflect a different percentile when compared to US market peers than when compared to market peers in an executive’s home country. There are similar regional variations in the use of short-term and long-term incentives. The committee attempts to balance the goal of paying consistent with the local market, with the goal of maintaining internal consistency in compensating executives in different regions, and creating common alignment throughout the executive team.

Timing of decisions. Generally, our executive officers’ compensation is re-set each year effective October 1, the beginning of our second fiscal quarter. This is a long-standing practice that allows us to consider the previous year’s performance, and the new year’s performance goals, in compensation decisions. Accordingly, the committee generally makes decisions on the principal components of executive officer compensation – base salary, short-term incentive potential, equity awards, and perquisites – during the first quarter. Specific short-term incentive performance targets for executive officers are generally determined before or during the first month of the fiscal year for that year. Determining actual performance versus targets and calculating short-term incentive payouts generally occur in the first two months following the end of our fiscal year. Short-term incentive payments to our executive officers are made after the fiscal year-end audit is complete. If other executive compensation issues arise during the course of the year, the committee takes those issues up on a case-by-case basis. The impact on compensation of a change of role is generally decided contemporaneous with the role change.

Independent compensation consultants. In making its decisions, the committee reviews data obtained from peer group companies and considers the recommendations of management and the advice of its independent compensation consultants regarding each element of compensation. The committee has independent authority to retain advisors. The committee has retained FW Cook, Inc., an independent compensation consultant, to advise the committee with respect to executive compensation matters for executive officers. FW Cook performs no work for us other than its work providing executive compensation consulting services to the committee.

During fiscal year 2015, the committee reviewed market practices and benchmark data from FW Cook and considered ResMed’s and our executives’ relative performance and the recommendations of the consultants. FW Cook also advised the committee regarding the Australian company benchmarks for the positions of our chief executive officer, as well as executive officers who reside there. In addition, management retained Towers Watson to provide market data and compensation assessment for executives located outside the US. The committee also considered the experience and knowledge of committee members regarding compensation practices for comparable positions at other companies. Although the committee considers various sources of information and recommendations, ultimately, of course, the committee relies on its own independent judgment.

Management’s role. Our chief executive officer, president and chief operating officer, chief human resources officer, chief administrative officer and global general counsel, chief financial officer, and members of their teams, provide input and recommendations to the committee regarding pay to the executive officers and other members of management for their review and approval. While the committee gives consideration to these recommendations, it exercises independent judgment. Management provides to the compensation consultants and to the committee historical and prospective breakdowns of total compensation components for each executive officer and financial data in support of the various compensation components. Management also provides recommendations that include financial goals and criteria for our annual and long-term incentive plans. Management gathers the information it provides from consultants, the market, and internal resources, allowing designs and strategies to be tied directly to our business needs. While management typically attends committee meetings, the committee chair excuses individual management members as appropriate for independent review or decision-making.

Peer group comparisons. In making its decisions on executive compensation, the committee generally uses industry compensation surveys prepared by outside consultants. In August 2014, FW Cook, the committee’s independent compensation consultants, performed an executive compensation review based on current US and Australian market compensation data. The 18 US peer companies were generally within one-quarter and four times the size of our revenue and market capitalization, with ResMed in the middle to avoid bias from too many large or small peer companies. The compensation committee confirmed the peer group in May 2014, and companies comprising the US peer group were:

Alere Inc.	Hologic Inc.
Bio-Rad Laboratories, Inc.	Illumina Inc.
CareFusion Corporation	Intuitive Surgical, Inc.
Charles River Laboratories International, Inc.	Mettler-Toledo International Inc.
C.R. Bard, Inc.	PerkinElmer Inc.
The Cooper Companies Inc.	Sirona Dental Systems, Inc
DENTSPLY International Inc.	STERIS Corporation
Edwards Lifesciences Corp.	Varian Medical Systems Inc.
Haemonetics Corp.	Waters Corporation

The committee believes that this peer group reflected a reasonable cross-section of our labor market for talent and included companies that our investors might consider in determining the reasonableness of our pay and alignment of our pay with our performance. Consistent with these selection criteria, before making fiscal year 2015 decisions, the committee removed from the peer group Life Technologies, because it had been acquired. The committee did not add any companies to the peer group.

Each position was reviewed against comparable positions within our peer group. The committee periodically reviews the composition of the peer group and the criteria and data used in compiling the list, and considers modifications to the group. We select peer companies that are medical device or medical technology companies with a market capitalization, stockholder return, profitability, revenue and employee population roughly comparable to ours.

In August 2014, the committee also considered compensation survey data from eleven similarly-sized Australia-based publicly listed companies for our Australia-based chief financial officer, and for other executive officers based in Australia, as well as for our chief executive officer. The committee generally gives less weight to the Australian peer group. Because of the small number of publicly-traded global medical device companies in Australia, the peer group is less comparable. And ResMed compensates senior executives and directors on a US-style pay model, which is structurally and quantitatively different from the typical practices of companies in the ASX peer group. Nevertheless, the ASX peer group provides an informational data point, and may reflect the perspectives of ASX stockholders. The Australian peer group companies reviewed were:

Adelaide Brighton Limited	Incitec Pivot Limited
Ansell Limited	James Hardie Industries PLC
Boral Limited	Primary Health Care Limited
Cochlear Limited	Ramsay Healthcare
Computershare Limited	Sonic Healthcare
CSL Limited

The committee did not make any changes for the fiscal year 2015 Australian peer group.

Elements of compensation

Base salary. Base salaries provide our executives with a degree of financial certainty and stability. In order to attract and retain highly qualified executives, we pay within salary ranges that are generally based on similar positions in companies of comparable size and complexity. Using the peer group data, the committee assesses base salaries at the median, 60th and 75th percentiles. Adjustments are made based on the committee’s assessment of position, performance, experience, and role. There is a guideline that salaries should be between the median and the 60th percentile, but exceptions are made, such as CEO salary in fiscal 2015 that was below the median of both peer groups.

Salary adjustments are generally made annually to be effective October 1, at the start of the second quarter of our fiscal year. In August 2014, the committee approved base salaries effective October 1, 2014 for all of our named executive officers. None of our named executive officers received a salary increase, despite the fact that all but one of our named executive officers’ salaries were below the 60th percentile. In particular, our chief executive officer’s salary remained positioned at about the 15th percentile of our US peers, although this in part reflected his short tenure in the role. His base salary was the lowest among the CEO’s of our Australian peers, also reflecting his shorter tenure, as well as the different compensation philosophies between the two countries.

As discussed above, instead of salary increases, the committee increased the fiscal year 2015 equity grants to further emphasize alignment with stockholder returns, rather than guaranteed cash compensation.

For Mr. Sandercock, the amounts shown in the table below represent the US dollar equivalent of his non-US dollar-denominated salaries, with actual compensation expense varying based on currency fluctuations. We believe that year-to-year currency fluctuations make the constant currency increases most meaningful for officers residing outside the US.

Named executive officer	2015 base salary	2014 base salary	Constant currency % increase from 2014 to 2015
Michael Farrell Chief executive officer	$800,000	$800,000	0%
Rob Douglas President and chief operating officer	$669,500	$669,500	0%
Jim Hollingshead President – Americas	$437,750	$437,750	0%
David Pendarvis Chief administrative officer and global general counsel	$489,250	$489,250	0%
Brett Sandercock Chief financial officer	$499,905(a) AUD 543,375	$565,110(a) AUD 543,375	0%

(a)

Fiscal year 2015 salaries were approved based on the exchange rate we used to set our fiscal year 2015 budget, AUD:USD 0.92. The AUD amount reflects local currency, while the USD amounts for both 2015 and 2014 are converted at the fiscal year 2015 budget rate.

Annual performance-based short-term incentives. The second direct compensation component is the opportunity to earn cash amounts under our annual short-term incentive program. The primary purpose of our annual short-term incentive program is to motivate our executives to meet or exceed our company-wide, regional, and business unit short-term operating performance objectives. The program is intended to share our success with eligible executives to the extent warranted by our performance, and to provide competitive compensation to eligible executives in a manner consistent with our philosophy of paying for performance. The short-term incentive program is intended to qualify as a performance-based award under our incentive plan as well as performance-based compensation for purposes of section 162(m) of the US Internal Revenue Code.

In setting appropriate short-term incentive target opportunities for fiscal year 2015, the committee reviewed the 50th, 60th, and 75th percentiles of peer comparables (both in terms of target amounts and amounts actually earned). The committee also considered the potential effect of short-term incentive targets on total cash compensation and reviewed total cash compensation at peer comparables at those same percentiles. For fiscal year 2015, the committee maintained the target short-term incentive opportunity at the same levels as at fiscal year-end 2014 for our officers: 100% of base salary for the chief executive officer, 90% for the president and chief operating officer, and 75% for other named executive officers. Amounts earned are based on actual salary paid for the year and not the base salary in effect at the end of the year. These incentive levels, as a percentage of base salary, positioned our chief executive officer at about the median of US peers, and about the 75th percentile of Australian peers. His total target cash compensation was lower than all his Australian peers. The other named executive officers incentive levels were roughly consistent with the 75th percentile of US peers.

The committee believes it best to tie each executive’s incentive pay to the areas over which the executive can assert the most influence and to vary the weighting to reflect the relative focus desired by the executive for each metric. The committee continues to believe that adjusted net sales and adjusted net profit as a percentage of revenue are important performance metrics on a global and regional basis because these goals focus on profitably increasing our revenue. We have consistently used these same short-term incentive metrics for several years, as they focus on the core goals of top-line growth and bottom-line improvement.

For fiscal year 2015, our executive officers with primarily global responsibilities had short-term incentives based on pre-established performance measures of our adjusted global net sales and adjusted net operating profit after tax as a percentage of sales, weighted equally. This applied to Messrs. Farrell, Douglas, Pendarvis, and Sandercock for the entire fiscal year. Executives with primarily regional responsibilities, such as Mr. Hollingshead, have 70% of their target short-term incentive based on regional performance measures (with 50% based on regional revenue, and 20% based on regional profit); while the remaining 30% is based on global performance measures (allocated equally between 15% global revenue, and 15% global profit), the same measures used for executives with primarily global responsibilities. The committee believes these weightings appropriately balance the need to focus on regional performance, while aligning incentives to promote cooperation between regions.

The performance measures and their weighting by named executive officer for fiscal year 2015 were as follows:

Named executive officer	Global adjusted net sales	Global adjusted net profit after tax as a % of revenue	Regional adjusted net sales	Regional adjusted net operating profit as a % of revenue
Michael Farrell	50%	50%	-	-
Rob Douglas	50%	50%	-	-
Jim Hollingshead	15%	15%	50%	20%
David Pendarvis	50%	50%	-	-
Brett Sandercock	50%	50%	-	-

The fiscal year 2015 payout structure is based on achieving pre-established targeted milestones for each performance metric, and applies to each metric individually. It is described in the following table. Payouts are expressed as a percentage of short-term incentive opportunity for that performance metric. Performance between the milestones is paid based on linear interpolation.

No payout	50% payout	100% payout	150% payout	150% to 200% payout
< 85% of goal	85% of goal	100% of goal	115% of goal	>115% of goal

The committee approves the actual short-term incentive amounts for executive officers after reviewing our financial data and performance. The committee has established a cap on the maximum short-term incentive total payout per executive officer at 200% of the officer’s target short-term incentive opportunity.

The fiscal year 2015 targets and actual performance for each of the metrics are listed below.

Short-term incentive component	Targeted performance ($ in thousands)	Actual performance ($ in thousands)	Percentage achieved	Short-term incentive % payout based on % achieved
Adjusted global net sales	$1,688,740	$1,756,535	104.01%	113.38%
Adjusted global net profit after tax as a % of revenue	23.88%	24.02%	100.59%	101.96%
Adjusted regional (Americas) net sales	$893,894	$961,642	107.58%	125.28%
Adjusted regional (Americas) net profit as a percentage of revenue	38.38%	36.78%	95.84%	86.12%

Our 2015 revenue target represented 8.6% growth versus our 2014 revenue. Our 2015 adjusted net profit percentage target of 23.88% represented a slight decrease from our actual 2014 adjusted net profit as a percentage of revenue of 24.60%, primarily as a result of projected currency exchange rate movements between the years. At the time the compensation committee set the metrics, the targets were determined to be challenging but attainable, and based on the business plan expectations at that time.

For fiscal year 2015, applying the pre-determined short-term incentive payment formula, and without the use of any discretion, the committee determined that the following percentages of target short-term incentive opportunities would be paid:

•	107.67% to Messrs. Farrell, Douglas, Pendarvis and Sandercock under our global short-term incentive program based on equal weighting of both global metrics; and

•	112.16% to Mr. Hollingshead, which reflected our Americas regional and global metrics.

In calculating short-term incentive metric achievement, the committee made the following adjustments from our GAAP financial statement revenue and net profit calculations to eliminate the impact of certain non-operating revenue and expenses:

•	Adjusted global net sales is a non-GAAP measure, and was adjusted to eliminate the impact of:

-	currency movements (approximately $87 million); and

-	unbudgeted acquisitions (approximately $10 million).

•	Adjusted global net operating profit is a non-GAAP measure and was adjusted to eliminate the impact of:

-	stock-based compensation expenses (approximately $34 million, net of tax);

-	amortization of acquired intangibles (approximately $7 million, net of tax);

-	ASV field safety notification expenses (approximately $3.5 million, net of tax);

-	unbudgeted acquisition expenses (approximately $0.4 million, net of tax); and

-	unbudgeted donations (approximately $4 million, net of tax).

The following table sets forth the 2015 target and actual short-term incentive payments. All actual short-term incentive payments were funded under pre-established formulas; there was no discretionary adjustment by the compensation committee.

Named executive officer	Annual short-term incentive target %	Annual short-term incentive target $	Actual short-term incentive earned	Actual short-term incentive as a % of target
Michael Farrell Chief executive officer	100%	$800,000	$861,360	107.67%
Rob Douglas President and chief operating officer	90%	$602,550	$648,766	107.67%
Jim Hollingshead President – Americas	75%	$328,313	$368,236	112.16%
David Pendarvis Chief administrative officer and global general counsel	75%	$366,938	$395,082	107.67%
Brett Sandercock Chief financial officer	75%	$374,195	$402,896(a)	107.67%(a)

(a)

These amounts were approved in local currency by the committee. The foreign currency is converted to USD based on the fiscal year 2015 average annual exchange rate. The average annual exchange rate was approximately AUD:USD 1 to 0.8364.

At the beginning of the 2016 fiscal year, the committee’s consultant updated the peer data and compared it to actual earned compensation. In that analysis, even though our named executive officers earned short-term incentive compensation above target for 2015, actual total cash compensation for our chief executive officer was only at about the 30th percentile of peers, while other named executive officers averaged the 60th percentile. The resulting pay position was below our stated pay philosophy, which has a guideline for total annual cash at the 60th to the 70th percentile, when targets are achieved. This result was attributable primarily to the committee’s decision at the beginning of fiscal year 2015 to not increase salaries and short-term incentives.

To promote the retention value of our incentive programs, the committee has adopted a policy that we will not pay any cash or other short-term incentive awards in the event of a separation of employment of an executive officer before the date of the payment. This policy does not impact options, RSUs, or other long-term incentives that have vested at the time of separation.

The committee has approved a short-term incentive program for fiscal year 2016 that incorporates the same metrics and weighting as in fiscal year 2015. However, the committee increased short-term incentive target percentages for our chief executive officer, from 100% to 130%; and for our president and chief operating officer, from 80% to 90%. These were done to better align target total cash compensation with peer benchmarks, while continuing to increase alignment between executive compensation with shareholder interests by weighting performance-based compensation more heavily than base salary.

Long-term equity award program. The third major component of our named executive officers’ direct compensation provides a long-term incentive and alignment with stockholders through equity participation. The primary purpose of granting equity awards is to link our officers’ financial success to that of our stockholders, with the value of the equity awards increasing only as the stock price increases.

As in fiscal years 2013 and 2014, 50% of the value of the annual equity grants made to our executive officers in fiscal year 2015 was granted in the form of performance units and measured over a three-year period, with the ultimate number of shares earned based on ResMed’s total shareholder return (TSR) compared to companies included in the US Dow Jones Medical Device Index, a broad-based index of medical device companies. The other 50% of the value of equity awards was granted in the form of either (1) stock options, or (2) restricted stock unit awards. We use PSUs, RSUs, and stock options in the equity award program to provide a mix of awards that increases the capability of the committee to manage more effectively our use of shares under our stock plan, balance the leverage and risk provided by various equity vehicles, more closely conform with practices at our peer companies, and provide more tax-effective equity awards (particularly for our Australian-based executives in light of the Australian tax treatment of option grants during fiscal year 2015).

Consistent with our historical practice, the committee allowed named executives to choose, before the grant date, whether half of the equity value would be entirely in the form of stock options, entirely in RSUs, or evenly split in value between the two. The combined availability of options and RSUs gives our executives the opportunity to balance the incentive award in a manner that suits their particular risk profile and their own preferences in financial or tax planning in the US and non-US jurisdictions.

In determining the value of awards granted to specific named executive officers, the committee reviewed our performance, the number of outstanding awards available, the percentage of the pool represented by the proposed grant, the present value of the proposed grant, existing option and RSU ownership, the awards granted in prior years, and the grant practices of our peer group companies. For fiscal year 2015, the committee reviewed peer company data to determine competitive equity award values, at the median, 60th and 75th percentiles, for each officer’s position. The committee also considered internal equity relationships, to promote a team-based approach by our senior management team, and ensure equitable internal relationships. In arriving at the specific grant size, the committee considered the peer group benchmarks at an individual level, as well as aggregate equity compensation for similar groups at our peers.

At the beginning of fiscal year 2015, after increasing the equity grants in lieu of increasing salaries, as discussed above, equity grants for our chief executive officer and the other named executive officers were positioned at about the 75th percentile of US peers, consistent with the committee’s decision to increase the risk-weighting of compensation and increase alignment with stockholders’ interests. The increases in lieu of salaries increased grants in a range of from $75,000 to $270,000 for our named executive officers, excluding our chief executive officer (whose equity grant did not include such an explicit calculation). As discussed above, half that equity value was granted in performance units that, on their current trajectory, would not be earned.

At management’s recommendation, in August 2013 the committee had agreed to reduce the value of named executive officers’ fiscal year 2014 equity awards below the values of comparable annual grants during fiscal year 2013, because less equity was available to the overall company for fiscal 2014, and this reduction would allow more equity to be available for grants to others in the organization. As a result, all fiscal year 2014 executive officer grants were reduced in value from the annual grants in the prior year by approximately 10%. This approach was not taken in fiscal year 2015, but it affects any year-over-year comparisons between 2014 and 2015.

The following table sets forth equity grant values provided to our named executive officers in fiscal year 2015, as well as the elections made by our named executive officers regarding the form of award to receive. When it approved the 2015 equity grants, the committee approved specific dollar values, and a valuation firm used those values and estimated inputs to calculate the number of stock options, RSUs, or PSUs granted. The equity grant values in the table below reflect actual values calculated after the grants were made, which vary slightly from the estimated values used by the valuation firm. The actual values were based on the NYSE closing stock price of $52.02 on November 19, 2014, the grant date; a Black-Scholes formula for the options; and a Monte-Carlo simulation for the performance units, each consistent with the accounting standards of FASB 718.

Named executive officer	Grant date	2015 grant value	% of grant value in performance- based stock units	% of grant value in stock options	% of grant value in restricted stock units
Michael Farrell Chief executive officer	November 19, 2014	$5,000,019	50%	0%	50%
Rob Douglas President and chief operating officer	November 19, 2014	$3,270,008	50%	0%	50%
Jim Hollingshead President – Americas	November 19, 2014	$1,430,015	50%	0%	50%
David Pendarvis Chief administrative officer and global general counsel	November 19, 2014	$1,374,998	50%	25%	25%
Brett Sandercock Chief financial officer	November 19, 2014	$1,599,995	50%	0%	50%

Terms of performance stock units

In fiscal year 2015, we granted performance stock units, or PSUs, under our 2009 incentive award plan. The PSUs cliff vest after the third anniversary of the grant, but only to the extent the committee certifies the TSR performance criteria has been met. The PSUs are measured and earned after a three-year period based on our TSR performance relative to companies included in the US Dow Jones Medical Device Index. This was viewed as an objective and relevant list of other companies a typical ResMed investor might choose. New entrants to the index during the performance period are not added to the peer group and companies that fall out of the index mid-cycle, but continue trading, are not removed from the group. Companies that stop trading mid-cycle due to going private, acquisition or similar events are excluded from the final TSR calculation and companies that go bankrupt remain in the peer group and are assigned a TSR of -100%. The share price at the grant date, November 19, 2014, was used as the starting point for the TSR calculation, and a trailing 30 trading-day average share price is used to calculate the share price at the end of the performance period.

The performance units require us to perform at the median of the index before any portion of the performance-based equity awards is earned, and require performance at the 60th percentile to earn the target number of shares. Shares earned may range from a minimum of 0% of target shares, to a maximum of 200% of target shares, based on the following schedule:

ResMed’s relative TSR	Payout as a percentage of target
80th percentile and above	200%
60th percentile	100%
50th percentile	40%
Below 50th percentile	0%

Shares earned between these percentiles would be based on linear interpolation. If our absolute TSR is negative for a performance period, the shares that can be earned are limited to 100% of target, even if our relative TSR would have resulted in a percentage earn-out above 100%.

We granted PSUs to our named executive officers during fiscal year 2015 on the date of our 2014 annual meeting. In addition, PSU grants made during fiscal year 2013 and 2014 (on our stockholder meeting dates and in connection with our management reorganization) remain outstanding. Based on performance through June 30, 2015, none of the outstanding grants would have earned a payout, as shown in the table below.

Award	ResMed total stockholder return through June 30, 2015	Ranking vs. Dow Jones Medical Device Index peers	Hypothetical payout as a percentage of target
November 2012	56%	38th percentile	0%
March 2013	39%	31st percentile	0%
November 2013	17%	43rd percentile	0%
November 2014	12%	49th percentile	0%

Since the awards have from 4 to 32 months remaining in their performance periods, any mid-period payout calculation is hypothetical. Nevertheless, as of the end of our 2015 fiscal year, none of the performance-based units awarded since this program has been in effect are tracking to deliver any value to our named executive officers. The result is that approximately half the equity value granted to our executive officers for the past three years may not result in any economic returns to them. This reflects the plan design, and our stock’s relative under-performance during the relevant timeframes.

In August 2015, the compensation committee reviewed these results, and considered revising the future structure of our long-term performance-based equity award program. FW Cook prepared an extensive report analyzing various alternatives and market practices. After reviewing the various alternatives, the committee intends to revise the program for fiscal year 2016, so that performance criteria would be based on absolute, rather than relative, total shareholder return. It also intends to have the program include a four-year measurement period, with an opportunity to accelerate payouts after year three, if performance is high enough. The committee believes this design would more closely align with actual stockholder experience, be less subject to point-to-point volatility, and provide a stronger retention mechanism. No changes will be made to existing awards; the new design will apply beginning with grants we expect to make in November 2015.

Terms of stock options and restricted stock units

Stock options and RSUs were issued to our named executive officers during fiscal year 2015 under our 2009 incentive award plan. The plan requires that the exercise price of options equal the fair market value on the day of the grant, as measured by the closing price of our common stock on the NYSE on the grant date. Stock options and RSUs granted to named executive officers during the November annual grant process are exercisable 33% per year on November 11th of each year after the grant date.

In addition to having a vesting period, restricted stock unit awards granted to our named executive officers and certain other senior executives are earned based on performance targets as shown in the table below. These conditions require that RSUs are only earned when we meet threshold levels of profitability. After grant, RSUs granted may be earned based on our actual performance compared to targeted levels of earnings for each of the three performance periods: (1) third fiscal quarter; (2) fourth fiscal quarter; and (3) the third and fourth fiscal quarters combined. No more than 100% of the RSUs granted may be earned, and once the target is met for a performance period, all RSUs associated with that period are earned. If the target for a performance period is not met, none of the RSUs for that period are earned. However, if the cumulative target for both periods is achieved in either period or in the combined period, 100% of the RSUs granted are earned. Once earned, RSU awards continue to be subject to time-vesting requirements.

In August 2015, the committee determined that the performance condition on the November 2014 RSU grants to executive officers had been met, and 100% of the RSUs granted were earned, as shown in the table below. Because the combined periods’ earnings were sufficient, there was no need to review the quarterly earnings independently.

Performance component	Threshold	Approximate actual performance	Percentage payout of RSU award for the metric
2015 third and fourth quarter adjusted earnings	$109,278,000	$206,799,000	100%

Our named executive officers may exercise their vested options for a maximum period of the earlier of: (1) expiration of the grant (generally seven years after the date of grant), or (2) one year after separation for any reason (except six months after death in the case of non-US participants).

We do not pay any dividends or dividend equivalents on any of our equity awards.

Equity compensation award policies

The committee’s policy is to generally have its annual incentive award grants to named executive officers and non-executive management effective on or about the annual stockholders meeting date. However, it reserves the right to make exceptions and change the policy. In setting this policy the committee considered many factors, including the alignment of this date with the election of directors and our traditional October 1 salary adjustment date. This enables management and the committee to combine the salary review process with the equity grant process for consistency and administrative convenience and to make awards only after performance in the previous year is known and current year budgets and goals are set. Also, given our traditional earnings release date in late October or early November, the stockholders meeting is likely to occur in an open window period. Finally, the stockholders meeting date is set and announced several months in advance, providing transparency to the process. Based on these reasons, the committee has set the annual stockholders meeting date as the target for our annual equity grants, although the actual grant date (i.e., the date when the committee takes formal action to make the grants) may vary by a few days from the annual meeting date due to administrative or other factors. The exercise price for options included in the equity grants equals the closing price of our common stock on the actual grant date.

The committee’s policy on granting incentive awards for promotions, new hire and other special situations is that the grants must be properly approved in advance of, or on the grant date, and the grant date is to occur on the first business day of the month following the promotion, new hire or other special situation; unless the event occurs on the first business day of the month, in which case the grant may be made as of that day. The committee has delegated authority to our chief executive officer, our chief administrative officer and global general counsel, and our chief human resources officer to make grants in connection with new hires, promotions, or special situations, provided that the grants are not to executive officers, and are consistent with other practices relating to our equity award program. In fiscal year 2015, our officers approved grants of an aggregate amount of 10,824 restricted stock units to individuals under this delegation.

Equity ownership guidelines

We have equity share ownership guidelines for our executive officers to improve alignment of stockholder and management interest, and to conform to prevalent peer practices. These guidelines require our chief executive officer to achieve stock ownership levels, including unvested RSUs, in ResMed common stock of at least three times his annual base salary within five years. All other named executive officers are required to own at least one and one-half times their respective annual salaries within five years. If these guidelines are not met, upon vesting of RSUs or option exercise, the officer must retain shares equal to 50% of the after-tax value of shares acquired on the vesting or exercise until the officer’s guidelines are met. As of fiscal year-end 2015, each of our named executive officers met their ownership guideline.

Change of control and termination arrangements

Our named executive officers serving at the end of fiscal year 2015 have limited contractual rights to receive severance payments if employment is terminated, as described below.

Equity award agreements.

In general, we provide accelerated vesting of our equity awards upon a change of control, death or permanent disability. This accelerated vesting is intended to protect the expected economic benefit of the executive’s equity participation in the event of certain change of control transactions or personal tragedies, and to make it easier to attract, retain, and motivate our key executives. All employees are entitled to similar acceleration of equity awards upon death, permanent disability, or a change of control. We provide these vesting terms for employees who are not executive officers for similar reasons. In addition, we believe it is consistent with our culture to provide, to the extent reasonable, similar benefits to all employees holding equity awards.

•

Stock options. Our form option agreement for named executive officers provides that if they terminate service with us for any reason, they forfeit options that were unvested at the time of termination. However, a terminated officer has until one year after the termination to exercise options that vested before the termination. These post-termination exercise provisions are intended to facilitate financial planning after employment terminates and to ensure that the executive would be able to exercise options and sell the underlying shares when not in possession of material non-public information about us.

•	Performance-based stock units. Our form PSU agreement for executive officers provides that if we terminate the officer for “cause” or the officer terminates employment without “good reason” (as those terms are defined in our change of control agreements and summarized below in “Change of control agreements”), the PSUs are cancelled. If we terminate the officer other than for cause, or the officer terminates for good reason, then the PSUs become earned and vested, on a prorated basis, based on the truncated service period ending at the termination, and based on relative TSR performance measured over that truncated performance period. Similarly, in the event of a change of control, the performance-based stock units are earned and vested as of the date of the change of control, with the number of units earned based on performance through the date of the change of control. In the event of death or permanent disability, 100% of the target units vest and are immediately distributed. The committee believes these provisions preserve the value of the award without unduly benefiting the executive, and are consistent with the philosophy of paying for actual service and actual performance.

Change of control agreements. We have change of control agreements with each of our named executive officers and certain other members of our senior management team. Our agreements do not contain excise tax gross-up benefits, reflecting the committee’s view of best practice, particularly among peer companies, and in response to views expressed by our stockholders. The agreements include instead a “best pay” limitation, which reduces the severance payments and benefits payable to the extent necessary so that no portion of any payments or benefits payable upon a change of control of our company would be subject to the excise tax under Section 280G of the US Internal Revenue Code.

Our change of control agreements provide accelerated vesting for generally all outstanding equity awards on a change of control. These agreements also provide for double-trigger severance payments with a multiplier (based on position, which for our chief executive officer is 2 times, and for other named executive officers is 1.5 times) of salary, short-term incentive and other benefits, to be made to our named executive officers if their employment is terminated under specified circumstances within six months before or one year after a change of control. A description of the material terms of our change of control agreements can be found in “Potential payments on termination or change of control.” These agreements are maintained in order to recruit and retain new executives, as well as to foster the best efforts of management in the deliberation of a potential transaction. The committee believes that these agreements continue to be needed to attract and retain senior level candidates in light of the relatively specialized nature of our product offerings and the continued potential for merger and acquisition activity in the medical technology market sector. Also, the committee believes that the agreements assure appropriate motivation by senior management to evaluate potential transactions that may involve us.

Insurance benefits. We provide our named executive officers with supplemental life and disability insurance benefits not generally available to all employees, although they are available to certain non-officers. The third-party insurance companies that underwrite these policies would be obligated to make payments to an executive if the executive terminated employment with us as a result of death or disability.

Perquisites and other benefits

During fiscal year 2015, we made available the benefits described below to our named executive officers. The incremental cost to us for these benefits is described in the summary compensation table.

•

We provided comprehensive medical examinations to promote personal health and work/life balance. We believe this benefits us as well as the individuals through improved health, productivity, and longevity.

•

We participate in an aircraft travel program to provide for more efficient use of time and to provide a more confidential and secure travel environment in which to conduct company business. This program is used primarily for business purposes, but during fiscal year 2015, the committee made the program available to our chief executive officer and our president and chief operating officer for personal use. Personal use by other named executive officers is on an exception basis, and requires our chief executive officer’s approval. The aggregate incremental cost to us for any personal use is reviewed at least annually by the compensation committee, and the committee has a guideline limiting the value of an individual’s annual personal use to $100,000. Aircraft use by an employee, spouse or guest that does not constitute business use based on IRS guidance is treated as imputed income to the employee, based on the IRS standard industry fare level. We do not reimburse for taxes on the imputed income. In view of the increased productivity and security, we believe that these policies are appropriate to provide a comprehensive and competitive compensation package, particularly for our chief executive officer and our president and chief operating officer. In fiscal 2015, no named executive officer had any incremental cost associated with personal use of the company’s aircraft program.

•	We provided access to corporate club memberships for personal and business use, to promote work/life balance, enable business-related entertainment, and enhance community affiliations.

•

We provided benefits in connection with a sales incentive award travel program. This program is primarily targeted for sales personnel and other key management who regularly interact with our customers and to recognize their contributions to us. The committee believes that participation by executive officers in this program enhances the overall sales incentive program and requires their attendance, to the extent determined by the appropriate operating officer. We provide these benefits on the same general basis as we provide to non-executives who qualify to participate in the program, including a tax gross-up. The tax gross-up is provided to all participants, not only to executive officers, and is provided so that they are not discouraged from participating by tax expenses that would otherwise be a personal expense attributable to this program. Our policy reflects the committee’s belief that our named executive officers’ attendance at this program is a part of their general business duties and that this is not a perquisite.

•

We have provided certain of our named executive officers with relocation benefits in connection with their relocation for company purposes, consistent with our mobility policy. These benefits were specifically approved by the compensation committee and included reimbursement of certain expenses and a one-time lump sum transition allowance to be applied against costs as appropriate. These benefits did not include any extraordinary items such as home purchases or reimbursement for losses on the sale of real estate.

•

We also provided paid time-off, medical plans, dental plans, vision plans, tax-qualified defined contribution retirement plans (including matching contributions and government-mandated contributions), and disability and life insurance plans. Named executive officers are eligible to participate in these benefit programs on the same basis as other similarly-situated employees in their respective locations.

Deferred compensation plan

We maintain the ResMed Inc. Deferred Compensation Plan, under which eligible US employees (including, but not limited to executive officers) selected to participate in the deferred compensation plan may elect to defer a portion of their base salary, short-term incentive, commissions, and other specified compensation. The amounts deferred under the plan represent an unsecured general obligation to make payments to the participant in the future. Amounts deferred under the plan are credited to accounts maintained under the plan for each participant and are credited with earnings, gains, or losses based on investment options chosen by the participant. These investment options are used for measurement purposes only and amounts deferred under the plan will not represent any actual investment made on the participant’s behalf. The amount that we are required to pay under the plan is equal to the elective deferrals made by the participant, as adjusted for these hypothetical gains or losses. The plan allows us to make discretionary contributions to participant accounts in amounts and at times that we determine from time to time in our discretion, including restoration matching contributions that are intended to restore the matching contributions lost under our 401(k) plan as a result of deferrals under the plan. The committee believes that the deferred compensation plan represents an additional retention tool for executive management, as well as an attractive vehicle in recruiting talent to our executive team.

Tax considerations

Section 162(m) of the US Internal Revenue Code limits the US federal income tax deductions of publicly-traded companies to the extent total compensation for certain named executive officers exceeds $1 million in any one year. Under Section 162(m) the deduction limit does not apply to payments that constitute “qualified performance-based compensation.” Generally, objectively determinable performance short-term incentive payments, option grants, and performance-based equity grants to our named executive officers are intended to constitute “qualified performance-based compensation” under Section 162(m) and not be subject to the Section 162(m) limit. However, in certain circumstances, the committee may provide short-term incentive payments, option grants, and other payments and awards that do not constitute “qualified performance-based compensation” if the committee determines that payments and awards would be in the best interest of ResMed. If compensation to certain named executive officers does not constitute “qualified performance-based compensation,” our deduction for US federal income tax purposes for that compensation may be wholly or partially disallowed under Section 162(m). Our 2009 incentive award plan is designed to permit the grant of awards that are intended to qualify as performance-based compensation for purposes of section 162(m) of the US Internal Revenue Code.

Sections 280G and 4999 of the Internal Revenue Code impose certain adverse tax consequences on excess parachute payments, which are compensatory payments or benefits that are contingent on a change of control and exceed in the aggregate three times the executive’s base amount. Excess parachute payments are subject to a 20% excise tax and our compensation deduction in respect of the excess parachute payments is disallowed. If we were to be subject to a change of control, certain amounts received by our executives (for example, amounts attributable to accelerated vesting of stock options and certain severance payments) could be excess parachute payments. Our change of control agreements do not obligate us to provide tax gross-ups to an affected individual for any excise taxes due under the agreement. The agreements include instead a “best pay” limitation, which reduces the severance payments and benefits payable to the extent necessary so that no portion of any payments or benefits payable on a change of control would be subject to excise tax.

Section 409A of the Internal Revenue Code requires programs that allow executives to defer a portion of their current income to meet certain requirements regarding risk of forfeiture and election and distribution timing (among other considerations). Section 409A of the Internal Revenue Code requires that “nonqualified deferred compensation” be deferred and paid under plans or arrangements that satisfy the requirements of the statute with respect to the timing of deferral elections, timing of payments and certain other matters. Failure to satisfy these requirements can expose employees and other service providers to accelerated income tax liabilities and penalty taxes and interest on their vested compensation under the plans. Accordingly, as a general matter, it is our intention to design and administer our compensation and benefit plans and arrangements for all of our employees and other service providers, including our named executive officers, so that they are either exempt from, or satisfy the requirements of, Section 409A of the US Internal Revenue Code.

Summary compensation table

The following table sets forth summary information concerning the compensation awarded, paid to, or earned by each of our named executive officers for all services rendered in all capacities to us for the fiscal years ended June 30, 2015, June 30, 2014, and June 30, 2013 (to the extent they were a named executive officer in the relevant year). We compensate our executive officers in their residences’ local currency. The compensation amounts for named executive officers based outside of the US are presented in US dollars based on an average annual conversion rate for the relevant fiscal years.

Named executive officer	Year	Salary(a)		Option awards(b)	Stock awards(c)	Non-equity incentive plan compensation(d)	All other compensation(e)	Total
Michael Farrell Chief executive officer	2015	$800,000		$0	$5,000,019	$861,360	$52,160	$6,713,539
	2014	$787,500		$0	$3,645,578	$714,814	$45,430	$5,193,322
	2013	$511,211		$999,713	$3,029,996	$499,754	$47,071	$5,087,745
Rob Douglas President and chief operating officer	2015	$669,500		$0	$3,270,008	$648,766	$130,100	$4,718,374
	2014	$664,625		$0	$2,804,329	$542,953	$166,357	$4,178,264
	2013	$588,780		$499,856	$2,599,979	$582,874	$96,022	$4,367,511
Jim Hollingshead President – Americas	2015	$437,750		$0	$1,430,015	$368,236	$43,435	$2,279,436
	2014	$434,563		$0	$1,176,021	$243,921	$43,827	$1,898,332
	2013	$379,846		$399,885	$1,299,999	$330,315	$33,975	$2,444,020
David Pendarvis Chief administrative officer and global general counsel	2015	$489,250		$343,755	$1,031,243	$395,082	$53,533	$2,312,863
	2014	$485,688		$281,526	$880,511	$330,645	$41,613	$2,019,983
	2013	$468,750		$315,765	$975,000	$415,934	$29,602	$2,205,051
Brett Sandercock Chief financial officer	2015	$454,479	(a)	$0	$1,599,995	$367,004	$47,880	$2,469,358
	2014	$494,709		$0	$1,377,044	$336,786	$49,818	$2,258,316
	2013	$505,266		$0	$1,500,008	$448,335	$52,314	$2,505,923

(a)

Includes salary deferred under defined contribution retirement plans such as our US 401(k) plan, US deferred compensation plan, and Australia superannuation plan. Had these amounts not been deferred, they would have been payable to the officer in cash during the year. Base salary for Mr. Sandercock was paid in Australian dollars. It is reported here in US dollars based on the fiscal year average annual exchange rates. The average annual exchange rate for fiscal year 2015 was approximately AUD:USD of 1 to 0.8364. Earlier years are reported using the rates disclosed in past years’ proxy statements. The change in Mr. Sandercock’s reported salary for 2015 was the result of currency movements; and did not reflect a reduction in his salary in Australian dollars.

(b)

Option awards represent stock options issued under our 2009 incentive award plan, and are shown at the grant date fair value, computed under FASB ASC Topic 718, as described in more detail in the footnotes to the “Grants of plan-based awards” table.

(c)

Stock awards include RSUs and PSUs issued under our 2009 incentive award plan, and are shown at the grant date fair value, as computed under FASB ASC Topic 718. See the footnotes to the “Grants of plan-based awards” table for further information on the valuation of stock awards. Since the PSUs do not have performance conditions as defined under ASC 718, such awards have no maximum grant date fair values that differ from the grant date fair values presented in the table above.

(d)	Represents actual payouts under our performance-based cash short-term incentive programs.

(e)	The amounts shown consist of our incremental cost for certain specified perquisites for our named executive officers in fiscal year 2015, as follows:

Named executive officer	Medical exams	Personal use of company aircraft(i)	Personal use of corporate club memberships(ii)	Sales incentive award(iii)	Sales incentive award tax gross-up	Relocation compensation(iv)	Other compensation(v)
Michael Farrell	$0	$0	$0	$9,131	$9,963	$0	$33,066
Rob Douglas	$2,123	$0	$0	$7,381	$7,331	$34,330	$78,933
Jim Hollingshead	$0	$0	$0	$6,198	$6,763	$0	$30,474
David Pendarvis	$2,480	$0	$4,580	$9,135	$9,968	$0	$27,370
Brett Sandercock	$874	$0	$0	$0	$0	$0	$47,006

(i)

The calculation of the aggregate incremental cost for personal use of company aircraft includes the variable costs incurred as a result of personal flight activity, which includes the occupied hourly rate, fuel, trip related maintenance, universal weather monitoring, on-board catering, landing and ramp fees, excise taxes, and all other miscellaneous costs. No incremental cost for personal use of the aircraft is attributed to a named executive officer when the aircraft was previously scheduled to the destination for a business purpose. Since the aircraft are primarily used for business purposes, the aggregate incremental cost excludes fixed costs, such as the monthly management fee and amortization, because such costs would have been incurred regardless of the personal use.

(ii)	The incremental cost of personal use of our golf club membership is allocated equally among Mr. Pendarvis, Dr. Peter Farrell, and another executive who is not a named executive officer.

(iii)

We provided certain of our named executive officers with benefits in connection with a sales incentive award travel program. Amounts represent the cost of the executive officer’s participation in that program. The cost includes the incremental cost to us of travel, hotel, meals, entertainment, and other expenses for the executive officer and the officer’s spouse or guest. The gross-up represents the amounts we reimburse the officer for the tax associated with income imputed to the officer in connection with the program. We provide tax gross-ups to all employees (including non-officers) who participate in this program. We do this to encourage participation in the program, because they might otherwise be discouraged from participating by tax expenses attributable to this program. Our officers’ attendance is part of their management duty, and their participation enhances the effectiveness of the sales incentive program.

(iv)

These amounts represent residual and ongoing relocation costs (primarily fees to third-party tax advisors) we agreed to pay in connection with Mr. Douglas’ relocation from Australia to the US in fiscal year 2012, when we promoted him to be our president and chief operating officer. They are primarily for accounting and tax services.

(v)

These amounts include matching contributions we made under our US 401(k) plan and deferred compensation plan, government-mandated contributions we made under the ResMed Limited superannuation plan (a defined contribution retirement program for our Australia-based employees), and executive long-term disability and insurance premiums paid by us on behalf of our named executive officers. Those amounts for fiscal year 2015 were as follows:

Named executive officer	Company contributions to deferred compensation plan	Company contributions to US 401(k) and AU superannuation (a)	Insurance premiums(b)
Michael Farrell	$0	$10,600	$22,466
Rob Douglas	$0	$55,824	$23,109
Jim Hollingshead	$0	$7,773	$22,700
David Pendarvis	$2,009	$8,391	$16,970
Brett Sandercock	$0	$43,176	$3,830

(a)

Company contributions for Mr. Douglas include amounts paid directly to his superannuation plan, and amounts paid to him as a “true up” cash short-term incentive, in lieu of superannuation contributions he would have been eligible for had he continued to reside in Australia. We contribute to the US 401(k) plan for each of our participating named executive officers on the same terms that apply to all other eligible employees. For fiscal year 2015, we made a discretionary matching contribution to the plan in an amount up to 4% of eligible participants’ base salary, normal short-term incentive and commissions subject to US Internal Revenue Code limits on the maximum amount of eligible compensation. We also contributed to the ResMed Limited superannuation plan in Australia at the government-mandated rate of 9.25% of total base salary, up to the maximum contribution base.

(b)

We pay the cost of an executive long-term disability policy that provides for additional benefits for US-based executives (including US-based named executive officers) not generally available to other employees. Amounts shown above represent premiums paid for both generally-available and additional insurance. For a description of the company contributions made to the Amended and Restated ResMed Inc. Deferred Compensation Plan see “Deferred Compensation Plan.”

Grants of plan-based awards

The following table sets forth summary information regarding all grants of plan-based awards made to our named executive officers for the fiscal year ended June 30, 2015:

			Estimated possible payouts under non-equity incentive plan awards(a)			Estimated possible payouts under equity incentive plan awards(b)

Named executive officer	Grant date	Grant type	Threshold	Target	Max	Stock unit awards: number of securities underlying RSU or PSU awards (c)(d)			All other stock option awards: number of securities underlying options(e)	Exercise price of option awards ($/share)	Grant date fair value of stock and option(f)(g)
						Threshold	Target	Max
Michael Farrell	11/19/2014	PSUs				19,560	48,905	97,810			$2,500,024
	11/19/2014	RSUs				24,956	49,930	49,930			$2,499,995
	8/14/2014	STI	$400,000	$800,000	$1,600,000
Rob Douglas	11/19/2014	PSUs				12,794	31,984	63,968			$1,635,022
	11/19/2014	RSUs				16,327	32,654	32,654			$1,634,986
	8/14/2014	STI	$301,275	$602,550	$1,205,100
Jim Hollingshead	11/19/2014	PSUs				5,595	13,987	27,974			$715,015
	11/19/2014	RSUs				7,140	14,280	14,280			$715,000
	8/14/2014	STI	$164,157	$328,313	$656,626
David Pendarvis	11/19/2014	PSUs				5,380	13,449	26,898			$687,513
	11/19/2014	RSUs				3,433	6,865	6,865			$343,731
	11/13/2013	Options							24,234	$51.25	$281,526
	8/14/2014	STI	$183,469	$366,938	$733,876
Brett Sandercock	11/19/2014	PSUs				6,260	15,649	31,298			$799,977
	11/19/2014	RSUs				7,989	15,978	15,978			$800,018
	8/14/2014	STI	$170,430	$340,859	$681,719

(a)

Represents potential payouts under our annual performance-based cash short-term incentive program for fiscal year 2015. Short-term incentive amounts actually earned for fiscal year 2015 are reflected in the Summary Compensation Table

(b)

Our named executive officers may choose to receive half the value of their annual equity award as 100% options, 100% performance-based RSUs, or 50% of each; with the final number of options or RSUs based on their value determined under FASB ASC Topic 718.

(c)

Restricted stock unit awards were granted in fiscal year 2015 under our incentive award plan, to be earned based on performance targets for the third and fourth fiscal quarters of fiscal year 2015. The threshold amounts shown in the table above are 50% of the RSUs granted, assuming that either the 2015 third quarter or fourth quarter earnings target is achieved. The target and maximum amounts shown in the table above are 100% of the RSUs granted, assuming that both the third quarter and fourth quarter earnings targets or the combined third and fourth quarter target are achieved. Based on actual performance, 100% of the units were earned for fiscal 2015 performance.

(d)

Performance stock unit awards were granted in fiscal year 2015 under our incentive award plan, to be earned based on our relative TSR performance versus members of the Dow Jones US Medical Devices Index over a three-year period starting on the grant date. The threshold is the 50th percentile versus the peer group, at which 40% of the award is earned. Target is the 60th percentile versus the peer group, at which 100% of the award is earned. Maximum is the 80th percentile versus the peer group, at which 200% of the award is earned. No PSUs are earned for performance below threshold.

(e)

Stock options granted in fiscal year 2015 were issued under our incentive award plan, and have an exercise price equal to the closing price of our common stock on the NYSE on the grant date; one-third are exercisable on November 11th of the three years following the grant date.

(f)

The dollar value of options represents the grant date fair value based on the Black-Scholes model of option valuation, as computed in accordance with FASB ASC Topic 718. The actual value, if any, an executive may realize depends on the excess of the stock price over the exercise price on the date the option is exercised. There is no assurance that an executive will realize a value at or near the value the Black-Scholes model estimates. The Black-Scholes model uses the following assumptions:

November 19, 2014
Market price of stock	$52.02
Exercise price of option	$52.02
Expected stock volatility	27%
Risk-free interest rate	1.60%
Expected life	4.9

(g)

The dollar value of RSUs represents the grant date fair value, based on the closing value on the grant date. The dollar value for PSUs represents the grant date fair value computed under FASB ASC Topic 718, determined as of the grant date using the Monte-Carlo simulation method, which uses multiple input variables to estimate the probability of meeting the performance objectives the compensation committee established for the award, including the expected volatility of our stock price, and other assumptions appropriate for determining fair value.

Outstanding equity awards at fiscal year end

The following table sets forth summary information regarding outstanding equity awards held by our named executive officers at June 30, 2015.

	Option Awards				Stock Awards
Named executive officer	Number of securities underlying unexercised options exercisable	Number of securities underlying unexercised options unexercisable(a)	Option exercise price	Option expiration date	Equity incentive plan awards: number of shares or units of stock that have not vested b)	Equity incentive plan awards: market value of shares or units of stock that have not vested (c)	Equity incentive plan awards: number of unearned shares or units of stock that have not vested		Equity incentive plan awards: market value of unearned shares or units of stock that have not vested (c)
Michael Farrell	46,555	46,555	$43.63	3/1/2020	48,942	$12,483,362	49,930	(d)	$2,814,554
	75,000	0	$33.70	11/11/2017			19,562	(e)	$1,102,710
	23,900	0	$15.52	11/20/2015			14,508	(f)	$817,816
							8,097	(g)	$456,428
							6,866	(h)	$387,036
Robert Douglas	31,036	15,519	$43.63	3/1/2020	42,662	$9,843,724	32,654	(d)	$1,840,706
	40,835	0	$19.25	2/3/2016			12,794	(e)	$721,198
							11,160	(f)	$629,089
							4,680	(g)	$263,812
							11,090	(h)	$625,143
Jim Hollingshead	18,622	18,622	$43.63	3/1/2020	23,758	$4,559,713	14,280	(d)	$804,964
							5,595	(e)	$315,379
							4,680	(f)	$263,812
							11,090	(h)	$387,036
David Pendarvis	0	32,491	$52.02	11/19/2021	12,593	$3,482,031	6,865	(d)	$386,980
	8,078	14,205	$51.25	11/13/2020			5,380	(e)	$303,248
	22,476	22,476	$38.98	11/15/2019			4,680	(f)	$263,812
	22,476	11,238	$27.58	11/16/2018			6,866	(h)	$387,036
	72,033	0	$33.70	11/11/2017
	27,585	0	$25.54	12/17/2016
Brett Sandercock					27,440	$5,218,284	1,978	(d)	$900,680
							6,260	(e)	$352,854
							5,480	(f)	$308,908
							7,922	(h)	$446,563

(a)	The table below shows the vesting schedules for unexercisable option awards, by their expiration dates.

Expiration date	Grant date	Remaining vesting schedule
November 19, 2021	November 19, 2014	Three equal installments on November 11 of 2015, 2016, and 2017
November 13, 2020	November 13, 2013	Two equal installments on November 11 of 2015 and 2016
March 1, 2020	March 1, 2013	One installment on March 1, 2016
November 15, 2019	November 15, 2012	One installment on November 11 of 2015
November 16, 2018	November 16, 2011	One installment on November 11 of 2015

(b)	The table below shows the vesting schedules for earned, but unvested RSUs. It excludes RSUs unearned at June 30, 2015.

Named Executive Officer	RSUs vesting on Oct 3, 2015	RSUs vesting on Nov 11, 2015	RSUs vesting on Nov 11, 2016
Michael Farrell		36,546	12,396
Rob Douglas	14,286	18,840	9,536
Jim Hollingshead		19,760	3,998
David Pendarvis		10,595	1,998
Brett Sandercock		22,758	4,682

(c)	The market value is calculated by multiplying the number of RSUs and PSUs by the $56.37 closing price of our common stock on the NYSE at June 30, 2015.

(d)

These RSUs were granted in November 2014, conditioned on meeting performance targets for the third and fourth fiscal quarters of fiscal year 2015. On June 30, 2015, these shares were unearned because the compensation committee had not determined whether the targets were achieved. The number of RSUs and market values in these columns represent 100% of the RSUs earned if the targets are achieved. The committee determined in August 2015 that the targets were achieved, and 100% of the RSUs became earned. In future years these units will be shown as earned, but unvested, until they vest or are forfeited.

(e)

Represents performance-based stock units granted in November 2014 eligible for vesting following the end of a three-year performance period (November 19, 2014 – November 18, 2017), depending on our TSR performance for the three-year period relative to companies in the US Dow Jones Medical Device Index. In accordance with SEC rules, amounts are listed at 40% of the target stock units granted, representing the number that would be earned with threshold performance. However, our relative TSR performance over the interim performance period from November 19, 2014 through June 30, 2015 would be below threshold, and no units would have been earned had the performance period ended then.

(f)

Represents performance-based stock units granted in November 2013 eligible for vesting after a three-year performance period (November 13, 2013 – November 12, 2016), depending on our TSR performance for the three-year period relative to companies in the US Dow Jones Medical Device Index. In accordance with SEC rules, amounts are listed at 40% of the target stock units granted, representing the number that would be earned with threshold performance. However, our relative TSR performance over the interim performance period from November 13, 2013 through June 30, 2015 would be below threshold, and no units would have been earned had the performance period ended then.

(g)

Represents performance-based stock units granted in March 2013 eligible for vesting after a three-year performance period (March 1, 2013 – February 29, 2016), depending on our TSR performance for the three-year period relative to companies in the US Dow Jones Medical Device Index. In accordance with SEC rules, amounts are listed at 40% of the target stock units granted, representing the number that would be earned with threshold performance. However, our relative TSR performance over the interim performance period from March 1, 2013 through June 30, 2015 would be below threshold, and no units would have been earned had the performance period ended then.

(h)

Represents performance-based stock units granted in November 2012 eligible for vesting after a three-year performance period (November 15, 2012 – November 14, 2015), depending on our TSR performance for the three-year period relative to companies in the US Dow Jones Medical Device Index. In accordance with SEC rules, amounts are listed at 40% of the target stock units granted, representing the number that would be earned with threshold performance. However, our relative TSR performance over the interim performance period from November 15, 2012 through June 30, 2015 would be below threshold, and no units would have been earned had the performance period ended then.

Option exercises and stock vested

The following table summarizes the shares each of our named executive officers acquired during the fiscal year ended June 30, 2015, by exercising options or by vesting in restricted stock units. Information on RSUs earned based on fiscal year 2015 performance, but not vested as of June 30, 2015, is in the outstanding equity awards table above (see footnote (d)).

Named executive officer	Number of securities acquired on exercise	Market value on exercise(a)	Number of shares acquired on vesting	Value realized on vesting(b)
Michael Farrell	36,700	$1,523,100	41,698	$2,132,853
Rob Douglas	81,665	$3,150,321	43,843	$2,229,426
Jim Hollingshead	0	$0	26,903	$1,376,088
David Pendarvis	65,024	$2,288,011	15,953	$815,996
Brett Sandercock	100,000	$5,002,000	33,473	$1,712,144

(a)	Represents the aggregate of the market price at exercise, less the exercise price, for each share exercised.

(b)	Represents the closing price of our common stock on the date of vesting multiplied by the number of shares vested.

Nonqualified deferred compensation

We maintain the ResMed Inc. Deferred Compensation Plan. Our deferred compensation plan allows participants to defer receipt of a portion of their eligible compensation to a future date, with an opportunity to earn tax-deferred returns on the deferrals. The following table sets forth summary information regarding aggregate contributions to and account balances under our deferred compensation plan by our named executive officers for and as of the fiscal year ended June 30, 2015.

Named executive officer	Executive contributions in fiscal year 2015(a)	Company contributions in fiscal year 2015(b)	Aggregate earnings in fiscal year 2015(c)	Aggregate withdrawals/ distributions	Aggregate balance at end of fiscal year 2015(d)
Michael Farrell	$0	$0	$0	$0	$0
Rob Douglas	$0	$0	$0	$0	$0
Jim Hollingshead	$341,839	$0	($294)	$0	$433,605
David Pendarvis	$663,249	$2,009	$120,489	$0	$2,465,164
Brett Sandercock	$0	$0	$0	$0	$0

(a)

Represents amounts the named executive officer elected to defer in fiscal year 2015 under the deferred compensation plan. These amounts represent compensation earned by the named executive officer in fiscal year 2015, and are also reported in the “Summary Compensation Table” above.

(b)

Represents amounts credited in fiscal year 2015 as company contributions to the named executive officer’s account under the deferred compensation plan. These amounts are also reported in the “Summary Compensation Table.”

(c)

Represents net amounts credited to the named executive officer’s account as a result of the performance of the investment vehicles in which the account was deemed invested, as more fully described in the narrative disclosure below. These amounts do not represent above-market earnings, and thus are not reported in the “Summary Compensation Table.”

(d)	Aggregate balance as of June 30, 2015 includes all contributions from income earned through fiscal year 2015 and investment income reported by June 30, 2015.

General. Our deferred compensation plan is designed to attract and retain key employees by providing participants with an opportunity to defer receipt of a portion of participants’ salary, short-term incentive cash payments, and commissions. The plan is an unfunded plan for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended. Deferred amounts under the plan are our general unsecured obligations and are subject to our ongoing financial solvency. Employees who are part of a select group of management or highly compensated employees are eligible to participate in the deferred compensation plan.

Contributions. Participants may elect to defer up to 75% of each of base salary, short-term incentive cash payment, and commissions for the plan year. The plan permits us to make discretionary contributions from time to time, including restoration matching contributions that are intended to restore the matching contributions lost under our 401(k) plan as a result of deferrals under the plan.

Distributions. Participants may elect to take distributions on: (1) participant’s separation from service with us; (2) a specified date; (3) participant’s permanent disability; (4) participant’s death; (5) change of control of ResMed; or (6) unforeseeable emergency. Participants will receive a lump sum payment of those benefits, or if elected by the participant, in installments. Notwithstanding the foregoing, all distributions due to death or permanent disability will be payable in a single lump sum.

Vesting. Participants are at all times 100% vested in the amounts that they elect to defer. Participants are vested in discretionary contributions in accordance with vesting schedules established by the plan’s administrative committee; however, discretionary contributions will become 100% vested on the earliest to occur of (1) the participant’s death; (2) the participant’s permanent disability; or (3) a change of control of ResMed.

Investment options. Earnings on amounts contributed to our deferred compensation plan are based on participant selections among the investment options determined by the plan’s administrative committee. This committee has the sole discretion to discontinue, substitute, or add investment options at any time. Participants can select from among these investment options for purposes of determining the earnings or losses that we will credit to their plan accounts, but they do not have an ownership interest in the investment options they select. No “above market” crediting rates are offered under the deferred compensation plan. Invested amounts may be transferred among available plan investment options. The investment options under the deferred compensation plan and their annual rates of return for fiscal year 2015 are contained in the table below:

Name of investment option	Rate of return through June 30, 2015
MFS VIT Total Return Bond	1.30%
PIMCO VIT Real Return Admin	-3.17%
Great West T. Rowe Price Equity/Income	-0.60%
American Funds IS Growth 2	8.85%
Great West T. Rowe Price Mid Cap Growth	14.79%
Putnam VT Small Cap Value IA (1)	3.45%
Vanguard VIF Small Company Growth Inv	11.79%
American Funds IS International 2	-1.14%
Dreyfus Stock Index Initial	7.15%
American Centry VP Mid Cap Value I	6.61%
Great West MFS International Value Initial	0.00%

(1)	Fund replaced Royce Capital Small Cap effective February 2015. Its rate of return is for the twelve months ended June 30, 2015.

Potential payments on termination or change of control

Change of control agreements. Beginning in July 2007, we entered into agreements with each of our named executive officers and certain other members of senior management (a total of 21 currently employed persons as of September 22, 2015), that provide certain change of control payments and benefits.

On the effective date of a “change of control” as defined in the agreement and summarized below, all of the executive’s unvested stock options, restricted stock, RSUs, performance shares, or performance units will vest in full. The number of performance stock units will be calculated based on actual relative total stockholder return performance from the grant date through the date of the change of control.

In addition, if at any time during the period that commences six months before and ends one year after the effective date of a “change of control,” an executive terminates employment under certain conditions described below, then the executive will be entitled to receive certain additional compensation and benefits from us. The conditions that entitle an executive to additional compensation are:

•	the executive voluntarily terminates his employment for “good reason” (as defined in the agreement and summarized below); or

•	we terminate the executive’s employment other than for “cause” (as defined in the agreement and summarized below); and

•	if we terminate other than for “cause” before the change of control, the termination is at the request of the successor entity or is otherwise in anticipation of the change of control.

In the event of a qualifying termination, the executive will be entitled to compensation and benefits, including the following:

•

a severance payment equal to two times (in the case of our chief executive officer), or one and one-half times (in the cases of the other named executive officers), the sum of the executive’s: (a) highest annual rate of base salary paid to the executive during the three-year period ending on the date the executive is terminated (the “termination base salary”); plus (b) the higher of (1) the highest actual short-term incentive amounts received by the executive during the past three years before the year of termination; or (2) a specified percentage of the termination base salary (100% in the case of our chief executive officer, 90% in the case of our president and chief operating officer, and 75% in the case of the other named executive officers; plus (c) the pro-rata portion of short-term incentive amounts earned through the date of termination; plus (d) the amount we would be required to contribute on the executive’s behalf under our pension, 401(k), deferred compensation and other retirement plans based on the executive’s termination base salary;

•	the executive will become fully vested in accrued benefits under all pension, 401(k), deferred compensation or any other retirement plans maintained by us;

•	all of the executive’s unvested stock options, and shares of restricted stock or RSUs will vest in full;

•

for the executive’s performance shares or performance units total shareholder return performance is measured through the date of termination and the number of units so earned are then pro-rated based on executive’s service during the performance period;

•

we will provide medical and dental health benefits for two years (for our chief executive officer) or one and one-half years (for the other named executive officers) following the termination date; and

•	the agreement has a “best pay” provision, so that severance payments will be reduced to the extent necessary so that no portion of any payments payable upon a change of control would be subject to the excise tax under Section 280G of the Internal Revenue Code, if the reduction would result in the net amount payable to the employee being greater than the net amount received without the reduction.

All payments under the change of control agreements are designed to be paid in lump sum, subject to certain restrictions set forth in US Internal Revenue Code section 409A.

Throughout the change of control payout period (two years for our chief executive officer, and one and one-half years for the other named executive officers), the executive will not induce any person in our employment to terminate employment or accept employment with anyone other than us or, subject to certain limited exceptions, engage in any business or activity or render any services or provide any advice to any person, activity, business or entity that directly or indirectly competes in any material manner with us or meaningfully support any person, business, entity or activity or initiate or further that business or activity. The restriction on post-termination employment will not apply to executives residing in California, to the extent the restriction is not consistent with California law. In addition, as a condition to payment and providing any benefits under the agreements, the executive must deliver a general release of claims in favor of us.

The agreements’ initial terms expire on the effective date’s third anniversary (March 1, 2016, for Messrs. Farrell, Douglas, and Hollingshead, and June 30, 2015, for Messrs. Pendarvis and Sandercock). Unless either party gives notice of its intention not to renew, the term will be automatically extended for successive three-year periods. Notice of intention not to renew was not given to Messrs. Pendarvis and Sandercock and thus their terms have been extened until June 30, 2018.

“Cause” is generally defined as the executive’s (a) conviction or plea of guilty or nolo contendere of a misdemeanor involving moral turpitude, dishonesty or a breach of trust; (b) commission of any act of theft, fraud, embezzlement or misappropriation against us; (c) failure to devote substantially all of the executive’s business time to our business affairs or material breach of the terms of any employment-related agreement; (d) failure to comply with any corporate policies that results or is likely to result in substantial injury, financial or otherwise, to us or our reputation; (e) unauthorized disclosure or use of our confidential information, that results or is likely to result in substantial injury, financial or otherwise, to us or our reputation; (f) violation of any rules or regulations of any governmental or regulatory body, that results or is likely to result in substantial injury, financial or otherwise, to us or our reputation; or (g) abuse of drugs, alcohol or illegal substances that results or is likely to result in substantial injury, financial or otherwise, to us or our reputation.

A “change of control” is generally defined as (a) a transaction or series of transactions whereby any person or related group of people directly or indirectly acquires beneficial ownership of our securities possessing more than 50% of the total combined voting power of our securities outstanding immediately after the acquisition, subject to certain exceptions; (b) individuals who currently constitute the board cease for any reason to constitute at least a majority of the board, subject to certain exceptions; (c) the consummation by us of (1) a merger, consolidation, reorganization, or business combination, subject to certain exceptions; (2) a sale or other disposition of all or substantially all of our assets in any single transaction or series of related transactions, subject to certain exceptions; or (3) the acquisition of assets or stock of another entity, subject to certain exceptions; or (d) our stockholders approve a liquidation or dissolution of us.

“Good reason” is generally defined as (a) the assignment to an executive of duties, responsibilities and authority that are materially diminished when compared with executive’s duties, responsibilities and authority with us immediately before the change of control; (b) a material reduction in executive’s base salary as in effect at the time of the change of control; (c) any material diminution in the aggregate benefits provided to executive under the benefit plans and arrangements executive is participating in at the time of the change of control; (d) any failure by us to continue in effect, or any material reduction in target short-term incentive opportunity or any material increase in target performance objectives under any short-term incentive or incentive plan or arrangement the executive is participating in at the time of the change of control that results in a material negative change in the executive’s short-term incentive or incentive compensation; (e) material diminution in the budget executive retains authority over at the time of the change of control; (f) any requirement by us that the executive be based anywhere that is at least fifty miles away from both (1) the executive’s office location as of the date of the change of control and (2) the executive’s then primary residence, except for required travel by the executive on our business; (g) any failure by us to obtain the assumption of this agreement by our successor or assign; or (h) any purported termination by us of executive’s employment that is not effected by a notice of termination satisfying the requirements set forth in the agreement.

Equity award terms. Our forms of option agreement and RSU agreement for named executive officers provide accelerated vesting on a change of control, death, or permanent disability. We provide acceleration of equity awards under the change of control scenarios in all equity grants we make to our employees. We believe it provides an appropriate balance of incentives in the most likely change of control scenario: an acquisition by a larger entity, where our business performance after the transaction is not the primary determinant of performance of the new entity’s equity. For executives, it also aligns management’s incentives with shareholders in assessing a potential change of control.

Our form of performance-based stock unit agreement provides that in the event of a change of control, death, permanent disability, an involuntary termination without “cause,” or voluntary termination for “good reason,” the following terms and number of units earned in these situations are calculated as follows:

•	Change of control: relative TSR performance is measured through the date of the change of control.

•	Death or permanent disability: 100% of target units are earned as of the date of the event.

•

Termination by company without cause or by executive for good reason (with or without an associated change of control): total shareholder return performance is measured through the date of termination and the number of units so earned are then pro-rated based on executive’s service during the performance period.

•

Termination by company for “cause” or by executive without “good reason”: all unearned units are forfeited. “Cause” and “good reason” are defined the same as in our change of control agreements described above.

We believe that providing a pro rata target adjustment and performance period measurement for involuntary terminations without cause or voluntary terminations for in the absence of a change of control; but requiring forfeitures for terminations with cause or resignations without good reason, is an appropriate balance that reflects partial service during the three-year cliff vesting of the PSUs, while maintaining the performance incentives.

Estimated value of benefits. The following table presents our reasonable estimate of the benefits payable to our named executive officers under our agreements assuming that the triggering event (either a change of control, a qualifying termination in connection with a change of control, death or disability, or a qualifying termination not in connection with a change of control) occurred on June 30, 2015, the last business day of fiscal year 2015. The table excludes benefits provided to all employees, such as accrued vacation, and benefits provided by third parties under our life and other insurance policies. It includes benefits under disability insurance policies not provided to all employees. It also excludes the value of the named executive officer’s deferred compensation account, which when available to all employees would be payable on termination of employment for any reason. While we have made reasonable assumptions regarding the amounts payable, there can be no assurance that in the event of a triggering event our named executive officers would receive, in addition to the cash compensation earned for the period, the amounts reflected below. The compensation amounts for Australian-based named executive officers are presented in US dollars based on the conversion rate in effect at the close of business June 30, 2015.

Named executive officer	Triggering event	Cash severance(a)	Health and insurance(b)	Retirement plan contributions(c)	Value of option and restricted stock unit acceleration(d)	Total value(e)
Michael Farrell	Change of control	$0	$0	$	$6,166,525	$6,166,525
	Change of control and qualifying termination	$4,000,000	$43,599	$20,800	$6,166,525	$10,230,924
	Death or disability	$0	$507,264	$0	$13,076,472	$13,583,736
	Qualifying termination (without change of control)	$0	$0	$0	$0	$0
Rob Douglas	Change of control	$0	$0	$0	$4,443,275	$4,443,275
	Change of control and qualifying termination	$2,414,161	$32,699	$92,893	$4,443,275	$6,983,028
	Death or disability	$0	$561,155	$0	$10,041,436	$10,602,591
	Qualifying termination (without change of control)	$0	$0	$0	$0	$0
Jim Hollingshead	Change of control	$0	$0	$0	$2,381,446	$2,381,446
	Change of control and qualifying termination	$1,480,410	$32,699	$15,600	$2,381,446	$3,910,156
	Death or disability	$0	$575,393	$0	$4,796,957	$5,372,350
	Qualifying termination (without change of control)	$0	$0	$0	$0	$0
David Pendarvis	Change of control	$0	$0	$0	$2,092,131	$2,092,131
	Change of control and qualifying termination	$1,740,300	$21,989	$15,600	$2,092,131	$3,870,020
	Death or disability	$0	$241,556	$0	$4,435,955	$4,677,512
	Qualifying termination (without change of control)	$0	$0	$0	$0	$0
Brett Sandercock	Change of control	$0	$0	$0	$2,447,473	$2,447,473
	Change of control and qualifying termination	$1,669,616	$0	$57,732	$2,447,473	$4,174,821
	Death or disability	$0	$0	$0	$5,218,284	$5,218,284
	Qualifying termination (without change of control)	$0	$0	$0	$0	$0

(a)

Represents the dollar value of cash severance under the formula described above. The amounts include severance attributable to short-term incentives at 100%, rather than a pro rata amount, because the triggering event is assumed to have occurred on the last day of the fiscal year. Because our policy requires executives to remain employed through the payout date for their short-term incentive, no short-term incentives for fiscal 2015 would otherwise be payable if a termination of employment occurred on the last day of our fiscal year.

(b)

When the triggering event is termination due to change of control, this column represents continued medical and dental benefits for the applicable payout period, based on our current cost to provide that coverage. When the triggering event is termination due to disability, this column represents the present value of disability benefits that would be paid through age 65, based on the executive’s age and salary at termination. Present value is calculated using the long-term applicable federal rate for June 30, 2015.

(c)	Represents the dollar value of retirement plan contributions, under the formula described above and based on the executive’s termination base salary.

(d)

The value of accelerating options is based on the difference between the option exercise price and the closing price of our common stock ($56.37) on the NYSE on June 30, 2015. The value of accelerating restricted stock units is based on the closing price of our common stock on the NYSE on June 30, 2015. The value of accelerating PSUs is based on interim performance measured as of June 30, 2015, under which no shares would have been earned.

(e)

Excludes the value to the executive of the continued right to indemnification by us. Executives will be indemnified by us and will receive continued coverage under our directors’ and officers’ liability insurance (to the extent applicable).

Risk considerations in compensation programs

The compensation committee reviews our compensation programs for executives as well as our compensation policies and practices for all employees, to evaluate whether the policies or practices present an environment that would facilitate excessive risks or behaviors. The committee believes that our programs, policies and practices, are not reasonably likely to have a material adverse effect on our company. This conclusion is supported by the combination of controls and considerations used in our compensation program, including the annual review of the program, blend of short-, long-term and incentive-based compensation, and use of performance-based targets and evaluations.

Compensation committee report

The compensation committee has reviewed and discussed the compensation discussion and analysis with management, and based on the review and discussions, the compensation committee recommended to our board that the compensation discussion and analysis be included in our 2015 annual report on Form 10-K (where it is incorporated by reference) and in this proxy statement for the 2015 annual meeting of stockholders.

Compensation committee

Rich Sulpizio, Chair

Gary Pace

Ron Taylor

The report of the compensation committee will not be deemed to be incorporated by reference to any filing by ResMed under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that ResMed specifically incorporates it by reference.

Audit committee report

Following is the report of the audit committee with respect to our audited consolidated balance sheet as of June 30, 2015 and 2014, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended June 30, 2015, and the notes to those statements.

The audit committee oversees our financial reporting process and systems of internal accounting control on behalf of our board. Our management has primary responsibility for our financial statements as well as its financial reporting process, accounting principles and systems of internal accounting controls. The independent registered public accounting firm is responsible for performing an audit of our financial statements and expressing an opinion as to the conformity of the financial statements with US generally accepted accounting principles. In this context, the audit committee has reviewed and discussed with management and its independent registered public accounting firm, KPMG LLP, our audited financial statements as of and for the fiscal year ended June 30, 2015. The audit committee has discussed with our independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards 16, “Communications with Audit Committees,” as adopted by the Public Company Accounting Oversight Board, or PCAOB, in Rule 3200T. In addition, the audit committee has received and reviewed the written disclosures and the letter from the independent registered public accounting firm required by the PCAOB regarding the independent registered public accounting firm’s communications with the audit committee concerning the registered public accounting firm’s independence and it has discussed with the independent registered public accounting firm its independence from ResMed and its management.

The audit committee members are not engaged in the accounting or auditing profession and are not involved in day-to-day operations of ResMed. In the performance of their oversight function, the audit committee’s members necessarily rely on the information, opinion, reports and statements presented to them by our management and by the independent registered public accounting firm. The audit committee’s oversight and the review and discussions referred to above do not assure that management has maintained adequate financial reporting processes, principles and systems of internal accounting controls, that our financial statements are accurate, that the audit of the financial statements has been conducted in accordance with standards of the PCAOB or that our independent registered public accounting firm meets the applicable standards for auditor independence.

Based on the reports and discussions described above, the audit committee recommended to our board that the audited financial statements be included in our annual report on Form 10-K for the fiscal year ended June 30, 2015, for filing with the SEC.

Audit committee

Jack Wareham, Chair

Carol Burt

Chris Roberts

The report of the audit committee will not be deemed to be incorporated by reference to any filing by ResMed under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that ResMed specifically incorporates it by reference.

Audit fees

The following table presents fees for professional audit services by KPMG LLP for the audit of our annual financial statements for fiscal years 2015 and 2014, and fees billed for other services by KPMG LLP.

Fees	2015	2014
Audit fees(a)	$1,681,564	$1,751,673
Audit-related fees	$0	$0
Tax-related fees	$0	$0
All other fees(b)	$0	$13,000
Total fees	$1,681,564	$1,764,673

(a)

Fees for audit services consisted of: (1) audits of our annual financial statements and systems of internal accounting controls; (2) reviews of our quarterly financial statements; (3) consents and other services related to US SEC matters; and (4) Sarbanes-Oxley Act Section 404 attestation reports.

(b)	Fees related to review and approvals of financial statements included in registration statements.

Pre-approval policy

The audit committee pre-approves all audit and permissible non-audit fees. Since the May 6, 2003 effective date of the SEC rules stating that an auditor is not independent of an audit client if the services it provides to the client are not appropriately approved, each new engagement of KPMG LLP was approved in advance by our audit committee, and none of those engagements made use of the rules de minimus exception to pre-approval.

Common stock ownership of principal stockholders and management

The following table shows the number and percentage of shares of our common stock that, according to information supplied to us, are beneficially owned as of the record date by: (1) each person who, to our knowledge based on Schedules 13G filed with the SEC and Substantial Stockholder Notices filed with the ASX, is the beneficial owner of more than five percent (5%) of our outstanding common stock; (2) each person who is currently a director, three of whom are also nominees for election as directors; (3) each of the named executive officers; and (4) all current directors and executive officers as a group. In this proxy statement, “beneficial ownership” means the sole or shared power to vote, or to direct the voting of, a security, or the sole or shared investment power with respect to a security (that is, the power to dispose of, or to direct the disposition of, a security). All of the following calculations are based on 139,638,413 shares of our common stock outstanding (which excludes treasury shares) on September 22, 2015, the record date. Except to the extent indicated in the footnotes to the following table, the person or entity listed has sole voting and dispositive power with respect to the shares that are deemed beneficially owned by the person or entity, subject to community property laws, where applicable.

Name of beneficial owner	Amount and nature of beneficial ownership		Percent of outstanding common stock
BlackRock, Inc.	9,983,144	(a)	7.20%
40 East 52nd Street
New York, NY 10022
Capital Research Global Investors	9,591,200	(b)	6.90%
333 South Hope Street
Los Angeles, CA 90071
Vanguard	8,910,836	(c)	6.39%
100 Vanguard Blvd.
Malvern, PA 19355
Named executive officers and directors:	Amount and nature of beneficial ownership(d)
Peter Farrell	1,150,856	(e)	*
Chris Roberts	719,672	(f)	*
David Pendarvis	294,425		*
Gary Pace	279,885		*
Michael Farrell	254,245		*
Rich Sulpizio	222,320		*
Rob Douglas	153,723		*
Brett Sandercock	128,333		*
Jack Wareham	91,727		*
Jim Hollingshead	72,785		*
Ron Taylor	35,471		*
Carol Burt	9,860		*
All current executive officers and directors as a group (14 persons)	3,546,081		2.54%

*	Less than one percent (1%)

(a)

Based on information provided in Schedule 13G/A filed with the SEC on January 26, 2015, by BlackRock, Inc., that reports sole voting power over 8,984,756 shares and sole dispositive power over 9,983,144 shares.

(b)	Based on information provided in Schedule 13G filed with the SEC on February 15, 2015, by Capital Research Global Investors, that reports sole voting and dispositive power over all these shares.

(c)

Based on information provided in Schedule 13G filed with the SEC on February 10, 2015, by Vanguard Group Inc., that reports sole voting over 132,378 shares, sole dispositive power over 8,787,658 shares and shared dispositive power over 114,646 shares.

(d)

Beneficial ownership is stated as of September 22, 2015, and includes shares subject to options exercisable and restricted stock units that vest, within sixty days after September 22, 2015, as set forth below. Shares subject to those options and RSUs are deemed beneficially owned by the holder to compute that person’s ownership percentage. Shares are rounded to the nearest whole number.

Named executive officers and directors	Stock options	RSUs
Peter Farrell	573,254	38,022
Chris Roberts	114,727	2,442
David Pendarvis	223,818	12,885
Gary Pace	186,727	4,885
Rich Sulpizio	160,793	4,885
Michael Farrell	127,530	53,217
Rob Douglas	54,372	44,012
Brett Sandercock	0	28,086
Jack Wareham	78,727	0
Ron Taylor	0	4,885
Jim Hollingshead	18,622	24,552
Carol Burt	0	4,885
All current executive officers and directors as a group (14 persons)	1,547,970	263,481

(e)

Includes 246,116 shares held by the Peter C. Farrell Trust, 200,000 shares held by the Peter C. Farrell October 2014 Annuity Trust and 87,776 shares held by the Peter C. Farrell March 4, 2014 Annuity Trust.

(f)	Includes 23,200 shares held by his spouse, plus 335,900 shares held by Cabbit Pty Ltd and 136,000 shares owned by AceMed Ltd., two Australian corporations controlled by Dr. Roberts and his wife.

Equity compensation plan information

The following table summarizes outstanding incentive award plan balances as of June 30, 2015:

Plan category	Number of securities to be issued on exercise of outstanding options, warrants and rights(a)	Weighted average exercise price of outstanding options, warrants and rights(b)	Number of securities remaining available for future issue under equity compensation plans(c)
Equity compensation plans approved by security holders	9,451,021	$29.63	13,593,218
Employee stock purchase plan approved by security holders	N/A	N/A	1,458,011
Equity compensation plans not approved by security holders	0	0	0
Total	9,451,021	$29.63	15,051,229

(a)

Represents shares reserved for options, RSUs and PSUs outstanding under our 1997 and 2009 incentive award plans. Includes 2,809,238 shares reserved for outstanding options, 4,717,805 shares reserved for outstanding RSUs and 1,923,978 shares reserved for outstanding PSUs. Shares reserved for PSUs are calculated at target number of shares for all outstanding PSU grants, assuming target achievement of performance related conditions, even though if performance were measured as of June 30, 2015, no shares would have been earned under any grant.

(b)	Represents the weighted-average exercise price of the 2,809,238 outstanding stock options as of June 30, 2015.

(c)

Represents shares available for issuance under our incentive plan and our employee stock purchase plan. Assumes 3,847,956 shares are not available to issue, because they would be issued if all outstanding performance-based stock units were earned at the maximum possible level (200% of target).

Section 16(a) beneficial ownership reporting compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers, and individuals who own more than 10% of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of change in ownership of our common stock and other equity securities. SEC regulations also require executive officers, directors and 10% stockholders to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of copies of the forms we received, or written representations from certain reporting individuals, we believe that all Section 16(a) filing requirements applicable to our directors, executive officers and 10% stockholders during fiscal year 2015 were satisfied.

Transactions with related persons

Our code of conduct requires directors, executive officers, and employees to disclose any situations that would reasonably be expected to give rise to a conflict of interest. Conflicts involving executive officers may be waived only by our board or the appropriate board committee.

Under the ResMed Related Party Transaction Policy and Procedures, our audit committee will review and either approve or disapprove any transaction between ResMed and an executive officer, director, director nominee, or any other “related party” (as defined under Item 404 of SEC Regulation S-K) valued at $120,000 or more. Management is responsible for providing a report to the audit committee on an ongoing basis as to all potential related party transactions. Under this policy, the audit committee has pre-approved any compensation arrangement that is approved by our compensation committee for payment to an executive officer, or to a family member of a board member or executive officer, if approved by the compensation committee or approved in the normal course of business without the participation by the board member or executive officer. We historically and currently review in detail the responses of our executive officers and directors to their director’s and officer’s questionnaires for any reportable related party transactions.

Michael Farrell is our chief executive officer and a director, and the son of Dr. Peter Farrell, our founder and non-executive chairman. Their compensation is discussed in this proxy statement under the section “Compensation Discussion and Analysis” for Michael Farrell, and “Director Compensation – 2015” for Peter Farrell. We set compensation for Michael Farrell and Peter Farrell in accordance with our related party transaction policy. In setting compensation, we followed the same policies and practices that we have historically used to set compensation for other similarly-situated employees and directors. In addition, all compensation paid to Michael Farrell and Peter Farrell was approved by our compensation committee.

During fiscal year 2015, we acquired ResSleep International Pty Ltd and its affiliates. ResSleep was an Australian-based company providing home sleep testing services and distributing equipment for the treatment of sleep-disordered breathing and respiratory disorders. The acquisition was a related party transaction, because Paul Farrell (Dr. Peter Farrell’s son and Michael Farrell’s brother) was managing director and a majority owner of ResSleep before the acquisition.

During the fiscal year, before the acquisition, we made sales to ResSleep in the approximate amount of US$1 million. Sales transactions between ResSleep and our Australian sales subsidiary were managed independently by our Asia Pacific commercial management team.

ResMed had previously owned five Centres for Healthy Sleep and other assets that formed part of the ResSleep business. In 2009, ResMed sold those outlets and assets to Paul Farrell and his co-owner, to allow us to focus on growing our wholesale business in Australia, while allowing the retail therapy business to be managed under a small, focused ownership group. Since the 2009 transaction, the Australian market has changed, with market participants, including our major competitor, pursuing vertical integration strategies. During those five years, ResSleep grew its business, improved its profitability, and broadened its offering to include diagnostic services, which help grow the entire market. At the same time, more than 85% of sleep apnea sufferers in the Australian market remain undiagnosed and untreated, while patients pay the vast majority of their treatment costs. To address these challenges, and respond to the changing market, our Australia/New Zealand team implemented a small number of acquisitions of retail therapy businesses, to assist in increasing patient awareness and treatment support. ResMed acquired the businesses collectively known as ResSleep as part of this larger strategy. As the unique market in Australia evolves, the local team remains focused on ensuring that all customers have optimal access to world-class sleep apnea therapy.

We began implementing this new strategy for the Australian market during the quarter-ended September 2014. During that quarter, we acquired two Australian-based distributors of equipment and services for the treatment of sleep-disordered breathing and respiratory disorders. They were not affiliated with ResSleep. ResSleep was acquired during the December 2014 quarter, as was an unrelated fourth distributor.

We paid total consideration of US$10.7 million, in cash, for 100% of the equity interest in ResSleep (including Paul Farrell’s majority interest). The acquisition negotiations were independently conducted by our president and chief operating officer, and both sides were represented by outside legal and financial advisors in the negotiations.

The acquisition was approved in accordance with ResMed’s related party transaction policy, before ResMed completed the transaction. The audit committee, together with all other independent board members, (and without Peter or Michael Farrell participating), reviewed and approved the transaction. They considered the relevant facts and circumstances, including the strategic rationale. They received independent third-party valuations, a valuation by ResMed’s management, and a comparison to other recent acquisitions made by ResMed of similar businesses.

At closing, Paul Farrell resigned his positions with ResSleep, and is not employed by ResSleep or ResMed. As part of the transaction he also agreed not to compete with ResMed, or interfere with its business, for five years from the completion date.

Transaction of other business that may properly come before the meeting

We are not aware of any other matters to come before the annual meeting, and we have not received timely notice from any stockholder that they intend to present any other proposal at the meeting. If any matter not mentioned in this proxy statement is properly brought before the annual meeting, the persons named as proxies in the accompanying proxy, or their substitutes, will have discretionary authority to vote all proxies on those matters according to their best judgment.

Stockholder proposals for 2016 annual meeting

Proposals included in the proxy statement

Under SEC rules, if a stockholder wishes to submit a proposal for possible inclusion in the proxy statement for our 2016 annual meeting, we must receive it no later than 120 days before the anniversary of this year’s mailing date. Accordingly, to be timely, we must receive any proposal at our principal executive office in San Diego, California, USA, on or before June 12, 2016. The proposal must also comply with Rule 14a-8 under the Securities and Exchange Act of 1934.

Proposals not included in the proxy statement

Under our amended and restated bylaws, to nominate a director or bring any other business before the stockholders at the 2016 annual meeting that will not be included in our proxy statement; you must comply with the procedures described below. In addition, you must notify us in writing and deliver that notice to our secretary no earlier than August 21, 2016, and no later than September 10, 2016.

Our bylaws require a stockholder’s notice of a proposed business item or nominee to include:

(1)	a brief description of the business desired to be brought before the meeting;

(2)	the reasons for conducting that business at the meeting;

(3)

any material interest of the stockholder, beneficial owner, participants with the stockholder in the solicitation, associate of the stockholder, and any other person acting in concert with the stockholder or beneficial owner (each, a “Proposing Person”) in the proposed business (including a reasonably detailed description of all understandings between or among the Proposing Persons, or between or among any Proposing Person and other person or entity);

(4)	the beneficial owner, if any, on whose behalf the proposal is made; and

(5)	if the proposed business includes a proposal to amend our bylaws, the language of the proposed amendment.

If the stockholder proposes to nominate a director, the notice must include all information relating to the nominee that is required to be disclosed under applicable SEC rules.

In addition, the bylaws provide that a stockholder proposing any nomination or other business item must include, as to all Proposing Persons:

(1)	the name and address of the Proposing Person, as they appear on our books;

(2)	the class and number of shares of our capital stock that are owned beneficially and of record by the Proposing Persons;

(3)

a representation that the stockholder is a holder of record of our stock entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to propose the business or nomination;

(4)

a representation whether the Proposing Person intends: (a) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of our outstanding capital stock required to approve or adopt the proposal or elect the nominee; and/or (b) otherwise to solicit proxies from stockholders in support of the proposal or nomination; and

(5)	as to each Proposing Person:

a.	the full notional amount of any securities that, directly or indirectly, underly any derivative security;

b.	any rights to dividends on any shares of the company beneficially owned by the Proposing Person that are separated or separable from the underlying security;

c.	any material pending or threatened legal proceeding, in which a Proposing Person is a party, that involves us or any of our officers, directors or affiliates;

d.	any other material relationship between the Proposing Person and the company, its affiliates or principal competitors;

e.	any direct or indirect material interest of a Proposing Person with the company, its affiliates or principal competitors; and

f.

any other information relating to a Proposing Person that would be required to be disclosed in a filing required to be made in connection with the solicitation of proxies or consents in support of the business proposed to be brought before the meeting. We may require any proposed nominee to furnish other information that we may reasonably deem appropriate in determining the eligibility of the proposed nominee to serve as our director.

Our bylaws require a stockholder’s nomination to contain the following information about the nominee:

(1)	all information that would be required to be disclosed regarding the nominee if the nominee were a Proposing Person;

(2)

all information relating to the nominee that is required to be disclosed in proxy solicitations for a director election contest, or is otherwise required, in each case by the then-current version of Regulation 14A under the Securities Exchange Act of 1934, and Rule 14a-12;

(3)

a description of any direct or indirect material interest in any material contract between or among any Proposing Person, on one hand, and each candidate for nomination or the respective associates and other participants in the solicitation, on the other hand; and

(4)

the nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected. Any candidates recommended by a stockholder for nomination to the board will be evaluated in the same manner that nominees suggested by board members, management or other parties are evaluated.

You may write to our secretary at ResMed Inc., 9001 Spectrum Center Boulevard, San Diego, California 92123 USA to deliver the notices discussed above and for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates under the bylaws.

Cautionary note regarding forward-looking statements

Statements contained in this proxy statement that are not historical facts are “forward-looking” statements as contemplated by the Private Securities Litigation Reform Act of 1995. These forward-looking statements, including statements regarding our plans to pay quarterly dividends, our net revenue, net income, and diluted earnings per share performance and our expected equity usage under our 2009 Incentive Award Plan, are subject to risks and uncertainties, which could cause actual results to materially differ from those projected or implied in the forward-looking statements. Those risks and uncertainties are discussed in the company’s Annual Report on Form 10-K for its most recent fiscal year and in other reports the company files with the US Securities and Exchange Commission. Those reports are available on the company’s website.

RESMED INC. 9001 SPECTRUM CENTER BLVD. SAN DIEGO, CA 92123 ATTN: AGNES LEE

VOTE BY INTERNET - www.proxyvote.com

Use the internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. US Eastern Time November 18, 2015. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. For your vote to be effective, it must be received on or before November 18, 2015.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. US Eastern Time November 18, 2015. Have your proxy card in hand when you call and then follow the instructions.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receive all future proxy statements, proxy cards and annual reports electronically via e-mail or the internet. To sign up for electronic delivery, please follow the instructions above to vote using the internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M63130-P43056	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

  RESMED INC.

The Board of Directors recommends you vote FOR the following proposals: Vote on Directors
1.	Election of three directors, each to serve until our 2018 annual meeting.

	Nominees:	For	Against	Abstain

	1a. Peter Farrell	☐	☐	☐

	1b. Gary Pace	☐	☐	☐

	1b. Ron Taylor	☐	☐	☐

Vote on Proposals		For	Against	Abstain

2.	Ratify our appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2016.	☐	☐	☐

3.	Approve, on an advisory basis, the compensation paid to our named executive officers, as described in the proxy statement.	☐	☐	☐

Please sign exactly as your name(s) appear(s) on this notice. When signing as attorney, executor, administrator, or other fiduciary, please give full title. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

RESMED INC.

ANNUAL MEETING OF STOCKHOLDERS

Date:	Thursday, November 19, 2015, at 3:00 p.m. US Pacific Time;
Friday, November 20, 2015, at 10:00 a.m. Australian Eastern Time

Location:	ResMed’s corporate office
9001 Spectrum Center Blvd. San Diego, California 92123 USA

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

M63131-P43056

ResMed Inc.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints David Pendarvis and Brett Sandercock as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of Common Stock of ResMed Inc. held of record by the undersigned on September 22, 2015, as of 4:00 p.m. (US Eastern Time) at the Annual Meeting of Stockholders to be held on Thursday, November 19, 2015, at 3:00 p.m. US Pacific Time (Friday, November 20, 2015, at 10:00 a.m. Australian Eastern Time) in ResMed’s corporate office, 9001 Spectrum Center Blvd., San Diego, CA 92123, or any adjournment or postponement of the meeting.

If no choice is specified, the proxy will be voted “FOR” the nominees in Item 1 and “FOR” Items 2 and 3.

(See reverse for voting instructions)